AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000
                                            REGISTRATION STATEMENT NO. [[_____]]

================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                               U.S. MICROBICS INC.
                 (Name of Small Business Issuer in Its Charter)

        COLORADO                         325414                   84-0990371
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


                             5922-B FARNSWORTH COURT
                               CARLSBAD, CA 92008
                                 (760) 918-1860

          (Address and telephone number of principal executive offices and principal place of business)

                                ----------------

                                 ROBERT C. BREHM
                             CHIEF EXECUTIVE OFFICER
                               U.S. MICROBICS INC.
                             5922-B FARNSWORTH COURT
                               CARLSBAD, CA 92008
                                 (760) 918-1860
            (Name, address and telephone number of Agent for Service)

                                ----------------

                                   COPIES TO:
                            Joseph W. Secondine, Esq.
                                Baker & McKenzie
                                101 West Broadway
                           San Diego, California 92101
                                 (619) 236-1441
                            (619) 236-0429--Facsimile

                                ----------------

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
         THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF
                          THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.            :________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                   :________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                   :________

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.                               :________

                               -----------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
           TITLE OF EACH CLASS                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           OF SECURITIES TO BE                  AMOUNT TO        OFFERING PRICE         AGGREGATE          REGISTRATION
                REGISTERED                    BE REGISTERED         PER UNIT          OFFERING PRICE            FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock                                   20,094,921            $1.75                $35,000,000          $9,240
         Total...........................                                                                      $9,240
============================================================================================================================

                                   PROSPECTUS

                               U.S. MICROBICS INC.

                             5922-B FARNSWORTH COURT

                               CARLSBAD, CA 92008

                                 (760) 918-1860

                 THE RESALE OF 20,094,921 SHARES OF COMMON STOCK

         THE SELLING PRICE OF THE SHARES WILL BE DETERMINED BY MARKET FACTORS AT THE TIME OF THEIR RESALE.


         This prospectus relates to the resale by the selling shareholders of up to 20,094,921 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,

         o up to 20,000,000 shares are issuable to Swartz Private Equity, LLC based on an Investment Agreement dated as of March 14, 2000, including 250,000 shares on exercise of the commitment warrants and up to 2,576,087 shares on exercise of the put warrants,

         o up to 94,921 shares are issuable to Brobeck Phleger & Harrision for legal services

         We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive up to $35 million of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.

         Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol BUGS. On April 27, 2000, the average of the bid and asked prices of the common stock on the Bulletin Board was $1.75 per share.

         Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   THE DATE OF THIS PROSPECTUS IS MAY 5, 2000

         Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

                                                                        PAGE

Prospectus Summary....................................................... 6
Summary Financial Data................................................... 7
Risk Factors............................................................. 8
Use of Proceeds..........................................................14
Price Range of Common Stock..............................................15
Dividend Policy..........................................................15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations....................................16
Properities..............................................................20
Selling Shareholders.....................................................20
Investment Agreement.....................................................21
Plan of Distribution.....................................................22
Management...............................................................23
Executive Compensation...................................................24
Principal Shareholders...................................................27
Legal Matters............................................................30
Experts..................................................................30
Where You Can Find More Information......................................30
Index to Financial Statements............................................31
Undertakings.............................................................53
Independent Auditors' Consent............................................55

         U.S. Microbics Inc. is a Colorado corporation. We were originally incorporated in 1984 in Colorado under the name Venture Funding Corporation. On June 3, 1993, the name was changed to Global Venture Funding, Inc., and we changed to our present name U.S. Microbics Inc. on March 25, 1998.

         Our principal executive offices are located at 5922-B Farnsworth Court, Carlsbad, California and our telephone number is (760) 918-1860.

         Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

         o our significant historical losses and the expectation of continuing losses;

         o  rapid technological change in the bioremediation industry;

         o  our reliance on key strategic relationships and accounts;

         o  the impact of competitive products and services and pricing; and

         o  uncertain protection of our intellectual property.

         In this prospectus, we refer to U.S. Microbics Inc. as we or U.S. Microbics. We refer to our subsidiaries as Subsidiaries and to Swartz Private Equity, LLC as Swartz.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

OUR BUSINESS

OUR INVESTMENT AGREEMENT

         We have entered into an Investment Agreement with Swartz to raise up to $35 million through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

KEY FACTS

Total shares outstanding prior to the offering   7,138,190 as of March 31, 2000

Shares being offered for resale to the public    20,094,921 (Maximum)

Total shares outstanding after the offering      27,233,111

Price per share to the public                    Market price at time of resale

Total proceeds raised by offering                None; however, we may receive
                                                 up to $35 million from the sale
                                                 of shares to Swartz, and we may
                                                 receive additional amounts from
                                                 the sale to Swartz of shares
                                                 issuable upon the exercise of
                                                 any warrants issued to Swartz
                                                 pursuant to the Investment
                                                 Agreement.

Use of proceeds from the sale of the shares      We plan to use the proceeds for
to Swartz                                        working capital and general
                                                 corporate purposes.

OTC Bulletin Board Symbol                        BUGS

                             SUMMARY FINANCIAL DATA

         The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                                                                   Six Months
                                                                          Year Ended             Ended March 31,
                                                                        September 30,              (Unaudited)
                                                                   ------------------------    ----------------------
                                                                      1998          1999         1999          2000
                                                                   -----------   ----------    ---------    ---------
Revenues.......................................................     $        -   $   66,900    $   51,728   $   13,894
Operating Expenses.............................................      1,378,200    2,775,700     1,161,079    1,076,823
Net Loss.......................................................      1,411,800    2,932,500     1,118,516    1,061,547
Loss per common share..........................................     $     0.78   $     0.58    $      .35   $      .17
Weighted average number of common shares outstanding...........      1,802,481    5,084,676     3,220,511    6,205,704

                                                                                              March 31,
                                                                                             (Unaudited)
                                                                                    -----------------------------
BALANCE SHEET DATA:                                                                    1999              2000
                                                                                    -----------      ------------
       Working capital............................................................  $ (301,916)      $ (554,814)
       Total assets...............................................................     604,352          366,122
       Total liabilities..........................................................     516,441          666,537
       Stockholders' equity (deficit).............................................  $  212,911       $ (300,415)

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS REPORT, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING U.S. MICROBICS INC. AND ITS BUSINESS. THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF U.S. MICROBICS. DO NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH ARE ONLY PREDICTIONS AND SPEAK ONLY AS OF THE DATE HEREOF. FORWARD-LOOKING STATEMENTS USUALLY CONTAIN THE WORDS "ESTIMATE," "ANTICIPATE," "BELIEVE," "PLAN," "EXPECT," OR SIMILAR EXPRESSIONS, AND ARE SUBJECT TO NUMEROUS KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD REVIEW CAREFULLY VARIOUS RISKS AND UNCERTAINTIES IDENTIFIED IN THIS REPORT, INCLUDING THE MATTERS SET BELOW AND IN OUR OTHER SEC FILINGS. THESE RISKS AND UNCERTAINTIES COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO UPDATE OR PUBLICLY ANNOUNCE REVISIONS TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

         STARTUP COMPANY/HISTORY OF LOSSES/UNCERTAIN PROFITABILITY. U.S. Microbics Inc. and its subsidiaries are startup companies with a business plan based on microbial technology and one year of operating experience. We have experienced annual operating losses and negative operating cash flow since our incorporation in 1984. As of September 30, 1999, we had an accumulated deficit of $6,640,100. In addition, we generated no revenues during fiscal year 1998, and had reported revenues of $66,900 for fiscal year 1999. We will need to raise additional capital to continue as a going concern. Our auditors have indicated uncertainty concerning our ability to continue as a going concern.

         Accordingly, there can be no assurance that we will commercialize any products and services based on microbial technology or manage the related manufacturing, marketing, sales, licensing and customer support operations in a profitable manner. In particular, our prospects must be considered in light of the problems, delays, expenses and difficulties encountered by any company in the startup stage, many of which may be beyond our control. These problems, delays, expenses and difficulties include unanticipated problems relating to product development and formulation, testing, quality control, production, inventory management, sales and marketing and additional costs and competition, any of which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our proposed products and services, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profitable operations.

         Our ability to become profitable will depend on a variety of factors, including the following:

         o  The price, volume and timing of product sales;

         o Variations in gross margins on our products, which may be affected by the sales mix and competitive pricing pressures;

         o Regulatory approvals for using our bioremediation products, including permitting soil recycling center sites, water quality permits, air quality permits, and other permits as required by particular jurisdictions;

         o Changes in our levels of research and development, including the timing of any demonstration projects for regulatory approval; and

         o  Acquisitions of products, technology or companies.

         Our long-term success also will be affected by expenses, difficulties and/or delays encountered in developing and selling microbial technology, competition, and the often burdensome environmental regulations associated with permitting hydrocarbon remediation sites.

         SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR WORKING CAPITAL AND ADDITIONAL FINANCING. Since August 1997, we have focused our efforts on developing our business in the environmental biotechnology sector. We will need to raise additional capital to implement fully our business plan and establish adequate manufacturing, marketing, sales, licensing and customer support operations. There can be no assurance that additional public or private financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing Common or Preferred Stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of us. The failure of us to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

         LACK OF FULL MARKET ACCEPTANCE. Microbial technology has not been fully utilized in any particular market. Market acceptance of our products and services will depend in large part upon our ability to demonstrate the technical and operational advantages and cost effectiveness of our products and services as compared to alternative, competing products and services, and our ability to train customers concerning the proper use and application of our products. There can be no assurance that our products and services will achieve a level of market acceptance that will be profitable for us.

         In addition, because we intend to market our products internationally, a portion of our expected international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in the foreign currencies. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and therefore less competitive in foreign markets.

         Due to lack of market acceptance and other factors we may not be able to distribute our products through the retail channel via strategic relationships with existing distributors and joint ventures enacted for domestic and international business.

         ABILITY TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. While we currently meet these environmental requirements, there is no assurance that future laws and regulations will not impose significant compliance costs. In the event of an accident, we could be held liable for any resulting damages that result and the liability could exceed our resources. In addition, the use of our Bio-Raptor(TM) requires permits to treat contaminated soil. Permit issues may delay the implementation and installation of our products, including the Bio-Raptor(TM).

         ABILITY TO MANAGE GROWTH. We intend to pursue a strategy of rapid growth, and plan to expand significantly our manufacturing capability and devote substantial resources to our marketing, sales, administrative, operational, financial and other systems and resources. Such expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to (i) manage our business and our subsidiaries as a cohesive enterprise, (ii) manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures, (iii) add internal capacity, facilities and third-party sourcing arrangements as and when needed, (iv) maintain service quality controls, and (v) attract, train, retain, motivate and manage effectively our employees. There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations.

         In addition, we may incur substantial expenses identifying, investigating and developing appropriate products and services based on microbial technology in the global environmental, manufacturing, agricultural, natural resource and other potential markets. There can be no assurance that any expenditures incurred in identifying, investigating and developing such products and services will ever be recouped.

         COMPETITION. We likely will face intense competition from other environmental biotech companies, virtually all of which can be expected to be have longer operating histories, greater name recognition, larger installed customer bases and have significantly more financial resources, R&D facilities and manufacturing and marketing experience than U.S. Microbics. There can be no assurance that developments by our current or potential competitors will not render our proposed products or services obsolete. In addition, we expect to face additional competition from new entrants into our targeted industry segments. As the demand for products and services based on microbial technology grows and new markets are exploited, we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products and services. Although we believe that we have certain technical advantages over certain of our competitors, including, without limitation, the development of technological innovations that will make BIO-RAPTOR(TM) and the use of our microbial blends more economical and efficient than other bioremediation methods, maintaining such advantages will require a continued high level of investment by U.S. Microbics in R&D, marketing, sales and customer support. We may not have sufficient resources to maintain our R&D, marketing, sales and customer support efforts on a competitive basis, or that we will be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology and reduced operating margins, any of which could materially and adversely affect our business, financial condition and results of operations.

         PRODUCT LIABILITY. The development, marketing, sale and/or licensing of products based on microbial technology entail liability risks in the event of product failure or claim of harm caused by product operation. While we are not aware of any claim against us based upon the use or failure of our products, end users of any of our proposed products and services could assert claims against us. Although we maintain product liability insurance against any such claims, there can be no assurance that such insurance will be sufficient to cover all potential liabilities, or that we will be able to continue to obtain insurance coverage in an amount that we believe to be adequate. In the event of a successful suit against us, lack or insufficiency of insurance coverage would have a material adverse effect on our business, financial condition and results of operations.

         LIMITED SERVICE AND MANUFACTURING FACILITIES. Our future performance will depend to a substantial degree upon our ability to manufacture, market and deliver the products and services based on microbial technology in an efficient and profitable manner. In this regard, we have leased production facilities for our microbial products operation, and has partially implemented our manufacturing operations at the facility. However, we have no prior experience in maintaining a facility that will manufacture our products in the quantities required for profitable operations. Accordingly, there can be no assurance that we will be able to complete the facility in a timely manner, that the cost of completing the Facility will not exceed management's current estimates, that the facility's capacity will not exceed the demand for our products or that such additional capacity will achieve satisfactory levels of manufacturing efficiency in a timely manner or at a level of quality control that meets competitive demands. In addition, the implementation of our manufacturing operations at the facility presents risks that, singly or in any combination, could have a material adverse effect on our business, financial condition and results of operations. These risks include, but are not limited to, production delays associated with products based on the microbial technology, unavailability of required capital equipment and qualified personnel, raw material shortages, higher-than-expected overhead or operational costs, lack of sufficient quality control over the products and order backlogs. In addition, our development of our internal manufacturing capacity will depend in large part on our ability to raise sufficient capital for this purpose. We may not be able to develop adequate manufacturing capacity or raise sufficient capital, the failure of either of which could have a material adverse effect on our business, financial condition, results of operations and possibly on our relationships with our customers. We may consider third-party outsourcing arrangements for the manufacture and supply of certain products during the period in which we expand our internal manufacturing capacity. These outsourcing arrangements are subject to various risks, including, without limitation, production delays or interruptions, inferior product quality, misappropriation of trade secrets and lower profit margins.

         DEPENDENCE ON KEY PERSONNEL. Our success and execution of our business strategy will depend significantly upon the continuing contributions of, and on our ability to attract, train and retain qualified management, marketing, sales, operational, production, administrative and technical personnel. In this regard, we are particularly dependent upon the services of Robert C. Brehm, our President and Chief Executive Officer, and Mery C. Robinson, our Chief Operating Officer and Secretary and the President of XyclonyX. The loss of the services of one or more of our key employees and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

         NO DIVIDENDS. We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any earnings for funding growth and, therefore, do not intend to pay any cash dividends in the foreseeable future.

         FLUCTUATIONS IN QUARTERLY RESULTS. As a result of our limited operating history, we do not have historical financial data for a significant number of periods in which to base our planned operating expenses. Our expense levels are based in part on our projections as to future revenues that are expected to increase. It is anticipated that as we mature, our sales and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among others: (i) the volume, timing of, and ability to fulfill customer orders; (ii) the demand for our products and services; (iii) the number, timing and significance of product enhancements and new product introductions by us and our competitors; (iv) changes in the pricing policies by U.S. Microbics or our competitors; (v) changes in the level of operating expenses; (vi) expenses incurred in connection with our plans to fund greater levels of sales and marketing activities and operations, develop new distribution channels, broaden our customer support capabilities and continue our R&D activities; (vi) personnel changes; (vii) product defects and other product or service quality problems; and (viii) general domestic and international legal, economic and political conditions. Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial condition and results of operation.

         DEPENDENCE ON TECHNOLOGICAL DEVELOPMENTS. The markets for our products and services based on microbial technology are generally characterized by rapid technological change and are highly competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the sale of our products and services will depend significantly upon the technological quality of our products and services relative to those of our competitors, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. In particular, our future success is dependent upon our BIO-RAPTOR(TM), Remediline(TM), Wasteline(TM) and Bi-Agra(TM) product lines, each of which is new and has not achieved market acceptance. In order to develop such new products and services, we will depend upon close relationships with existing customers that previously utilized microbial technology in the bioremediation, agricultural and waste treatment industries, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. There can be no assurance that our customers will provide us with timely access to such information or that we will be able to develop and market our new products and services successfully or respond effectively to technological changes or new product and services of our competitors. We may not be able to develop the required technologies, products and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

         UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY. Although we rely on patent, trademark, trade secret and copyright protection to protect our technology, we believe that technological leadership in microbial technology will be achieved through additional factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance. Nevertheless, our ability to compete effectively depends in part on our ability to develop and maintain proprietary aspects of our technology, such as those patents currently licensed by our subsidiary, XyclonyX. We may not secure future patents and patents may become invalid and may not provide meaningful protection for our product innovations. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Furthermore, there can be no assurance that competitors will not independently develop similar products, "reverse engineer" our products, or, if patents are issued to us, design around such patents. We also rely upon a combination of copyright, trademark, trade secret and other intellectual property laws to protect our proprietary rights by entering into confidentiality or license agreements with our employees, consultants and vendors, and by controlling access to and distribution of our technology, documentation and other proprietary information. There can be no assurance, however, that the steps taken by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to us. Any such circumstance could have a material adverse effect on our business, financial condition and results of operations. While we are not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that we will not become so involved in the future or that our products do not infringe any intellectual property or other proprietary right of any third party. Such litigation could result in substantial costs, the diversion of resources and personnel, and subject us to significant liabilities to third parties, any of which could have a material adverse effect on our business, financial condition and results of operations. We also rely on certain technology which we license from third parties, including microbial technology which is integrated with internally developed products and used in the XyclonyX product line to perform key functions. There can be no assurance that the patents underlying such third party technology licenses will continue to remain unchallenged or that we will not have to defend them, along with the licensors, to continue their commercial viability to us. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in product shipments which could materially adversely affect our business, financial condition or results of operations.

         We may not be able to protect our tradenames and domain names against all infringers, which could decrease the value of our brand name and proprietary rights. We currently hold the Internet domain name "bugsatwork.com" and we use "U.S. Microbics" as a tradename. Domain names generally are regulated by Internet regulatory bodies and are subject to change and may be superceded, in some cases, by laws, rules and regulations governing the registration of tradenames and trademarks with the United States Patent and Trademark Office and certain other common law rights. If the domain registrars are changed, new ones are created or we are deemed to be infringing upon another's tradename or trademark, then we could be unable to prevent third parties from acquiring or using, as the case may be, our domain name, tradenames or trademarks, which could adversely affect our brand name and other proprietary rights.

         CONCENTRATION OF STOCK OWNERSHIP. Our existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 70.15% of the outstanding shares of Common Stock and common stock equivalents (convertible Preferred Stock and stock options). As a result, our existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of us.

         These shareholders may have interests that differ from other shareholders of us, particularly in the context of potentially beneficial acquisitions of us. For example, to the extent that these shareholders are employees of us, they may be less inclined to vote for acquisitions of us involving termination of their employment or diminution of their responsibilities or compensation.

         THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL. The trading price of the Common Stock is subject to significant fluctuations in response to numerous factors, including:

         o  Variations in anticipated or actual results of operations;

         o Announcements of new products or technological innovations by us or our competitors;

         o  Changes in earnings estimates of operational results by analysts;

         o  Results of product demonstrations.

         o  Inability of market makers to combat short positions on the stock;

         o Inability of the market to absorb large blocks of stock sold into the market;

         o Developments or disputes concerning our patents, trademarks or proprietary rights; and

         o  Comments about us or our markets posted on the Internet.

         Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our Common Stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

         OUR BUSINESS MAY BE HARMED IF IT BECOMES SUBJECT TO SECURITIES CLASS ACTION LITIGATION. In the past, following periods of volatility in the market price of a Company's Common Stock, securities class action litigation has been brought against the issuing company. This type of litigation could be brought against us in the future. The litigation could be expensive and divert management's attention and resources, which could adversely affect our business and results of operations whether or not our defense is successful. If the litigation is determined against us, then we could be subject to significant liabilities.

         We have a shareholder derivative lawsuit proceeding pending which, if decided against us, could require a substantial cash payment or repurchase of stock from the market. We have been sued by James A. Merriam in a shareholder derivative suit. We intend to defend the suit vigorously. However, the litigation process is inherently uncertain and we may not prevail. Our defense of this litigation, regardless of its outcome, has and will continue to consume management and financial resources. If we do not prevail, we could be subject to material financial liabilities. See "Legal Proceedings."

         UNCERTAINTY OF CONVERSION EFFECTS. Within the next 24 months from the date of this Report, the holders of a majority of our Preferred Stock and certain warrant and option holders will have the right to convert their respective interests into approximately 10,999,315 shares of Common Stock. In the event that such holders of Preferred Stock, warrants and options exercise their conversion rights, the holders of the Common Stock then issued and outstanding may experience immediate and substantial dilution in the net tangible book value of their shares if earnings and other factors do not compensate for the increased number of shares of such Common Stock.

         LIMITED PUBLIC MARKET. The Common Stock currently is traded on the OTC Bulletin Board, which is generally considered to be a less efficient market than national exchanges such as NASDAQ. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and the new media's coverage of us, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our Common Stock as well as on the selling price for such shares. In addition, the market price of our Common Stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

         APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF COMPANY COMMON STOCK. Our Common Stock is subject to the "penny stock rules" (the "Penny Stock Rules") adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which has a tangible net worth of less than $5,000,000 (or $2,000,000 if we have been operating for three or more years). The Penny Stock Rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Penny Stock Rules affect the ability of broker-dealers to sell shares of our Common Stock and may affect the ability of shareholders to sell their shares in the secondary market if such a market should ever develop, as compliance with such rules may delay and/or preclude certain trading transactions. The Penny Stock Rules could have an adverse effect on the liquidity and/or market price of our Common Stock.

DESCRIPTION OF PROPERTY

         Since September 1998, we have occupied 22,000 square feet of manufacturing and administration office space in the Carlsbad Research Center in Carlsbad, California. We have a five-year lease commitment with a five-year option and a right of first refusal on adjacent space. We believe that this facility should provide adequate space for the next three years, at which time one or more of the subsidiaries may have to relocate to other space.

LEGAL PROCEEDINGS

         In March 1999, we were served with a shareholder derivative lawsuit titled Merriam v. U.S. Microbics, et. al, Marin County Superior Court, Case No. 991288. This lawsuit alleges, among other things, that certain stock was improperly issued to the President of U.S. Microbics and to certain consultants for services. We have formed a special independent committee of the Board of Directors to investigate these claims. We have engaged outside legal counsel to represent us in this matter and intends to vigorously defend this action. Although management believes the lawsuit to be without merit, an unfavorable ruling would have a material adverse impact on our financial position and results of operations.

         On December 16, 1999, Extec USA, Inc. filed a lawsuit against us in the Riverside County Superior Court, Case No. 336732. This lawsuit asserts that we failed to pay the full purchase price for certain shredding equipment.

         On December 17, 1999, Red Mountain Pacific, LLC filed a lawsuit against us in the San Diego County Superior Court, Case No. N002193. This lawsuit asserts that we failed to pay the full rental price for certain equipment. A settlement has been negotiated and all liabilities regarding this lawsuit have been paid.

         FORWARD-LOOKING STATEMENTS. This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933,
Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, significant competition, the uncertainty of patent and proprietary rights, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. We undertake no obligation to announce publicly revisions we make to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling securityholders. However, we will receive up to $35 million from Swartz upon Swartz's purchase of the shares from us and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of warrants issued or to be issued to Swartz pursuant to the Investment Agreement. We intend to use the proceeds from the sale of the shares to Swartz and the exercise of warrants by Swartz for working capital and general corporate purposes, including acquisitions. To the extent we deem appropriate, we may acquire fully developed products or businesses that, in our opinion, facilitate our growth and/or enhance the market penetration or reputation of our products and services. To the extent that we identify any such opportunities, an acquisition may involve the expenditure of significant cash and/or the issuance of our capital stock. We currently have no commitments, understandings or arrangements with respect to any such acquisition.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 1997 and 1998 and the first, second and third quarters of 1999 through September 24, 1999. As of March 31, 2000, there were approximately 700 holders of record of our common stock. We have never paid any dividends.

         The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                                                High          Low
                                                                                              --------      -------
1997

     First Quarter.......................................................................       $75.00       $17.00
     Second Quarter......................................................................        10.50        35.00
     Third Quarter.......................................................................        11.20         1.20
     Fourth Quarter (July 1 through August 20)...........................................         2.00         1.60
     Fourth Quarter (August 21 through September 30) (after a 1-for-20 reverse split)             1.94         1.06


                                                                                                High          Low
                                                                                              --------      -------
1998

     First Quarter.......................................................................       $ 2.06       $ 0.13
     Second Quarter......................................................................         2.03         1.33
     Third Quarter.......................................................................         2.47         1.22
     Fourth Quarter......................................................................         1.94         1.06


                                                                                                High          Low
                                                                                              --------      -------
1999

     First Quarter.......................................................................       $ 4.87       $ 0.91
     Second Quarter......................................................................         5.44         3.63
     Third Quarter.......................................................................         4.81         3.00
     Fourth Quarter                                                                               3.88         2.75


                                                                                                High          Low
                                                                                              --------      -------
2000

     First Quarter.......................................................................       $ 3.88       $ 1.56
     Second Quarter......................................................................         2.03         2.00
     Third Quarter (through April 12, 2000)..............................................         1.94         1.94

                                 DIVIDEND POLICY

         We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

         THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF US. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH ARE ONLY PREDICTIONS AND SPEAK ONLY AS OF THE DATE HEREOF. FORWARD-LOOKING STATEMENTS USUALLY CONTAIN THE WORDS "ESTIMATE," "ANTICIPATE," "BELIEVE," "EXPECT," OR SIMILAR EXPRESSIONS, AND ARE SUBJECT TO NUMEROUS KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW VARIOUS RISKS AND UNCERTAINTIES IDENTIFIED BELOW, AS WELL AS THE MATTERS SET FORTH IN OUR ANNUAL REPORT ON 10-KSB FOR THE YEAR ENDED SEPTEMBER 30, 1999 AND OUR OTHER SEC FILINGS. THESE RISKS AND UNCERTAINTIES COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO UPDATE OR PUBLICLY ANNOUNCE REVISIONS TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

THE COMPANY

         U.S. Microbics Inc. intends to build an environmental biotech company utilizing the proprietary microbial technology, bioremediation patents, knowledge, processes and unique microbial culture collection developed over 30 years by the late George M. Robinson and his daughter Mery C. Robinson (collectively, the "microbial technology"). We create and market proprietary microbial technologies that provide natural solutions to many of today's environmental problems. Our microbes or "bugs" can be used to break down various substances, including oil, diesel, fuel, arsenic, certain toxic waste, and certain water and soil contaminants. We intend to leverage the products, applications and customer contacts developed by the Robinsons to apply, develop, license and commercialize microbial technology. We believe that we can build the foundation for the international commercialization of proprietary products based on microbial technology for applications in the global environmental, manufacturing, agricultural and natural resource markets. Unlike certain other start-up companies that need to develop a product or technology and find a market and customers, USMX already has advanced, proprietary technology, as well as products that have been utilized in various environmental and agricultural applications worldwide. We are in the process of determining and obtaining the capital, personnel and manufacturing and distribution capacity necessary to commercialize microbial technology.

         Our initial objective is to establish ourselves as a leading provider of environmental technology and products to companies in the United States through the licensing of technology that meets governmental standards, is environmentally friendly, is easy to manufacture and apply and yields profit for its licensees. To achieve this objective, we intend to focus our strategy on the following three elements: (i) licensing our bioremediation technology to high-volume end-users for hydrocarbon waste cleanup; (ii) developing a manufacturing center for our proprietary microbial blends; and (iii) licensing our technology to entities for use in specific vertical markets and territories, site clean-up and maintenance products, agricultural growth enhancement and aquaculture/mariculture applications.

         Our achievement of our objectives is highly dependent, among other factors, on our ability to raise the necessary capital to build the production facility that will supply potential new customers and satisfy the potential demand from prior customers that previously utilized products based on microbial technology. We intend to raise additional working capital through the sale of common and preferred stock or debt and through potential licensing arrangements. There can be no assurance that we will raise such capital on terms acceptable to us, if at all. Our failure to obtain adequate financing may jeopardize our existence. See "Liquidity and Capital Resources."

OVERVIEW

         During fiscal year ended September 30, 1999, our efforts were directed to developing our biotechnology product line, fund raising, building organizational infrastructure and the continued construction of manufacturing facilities for production and shipment of microbes for remediation of hydrocarbons, sewage treatment and agriculture applications and for the retrofitting and shipment of the BIO-RAPTOR(TM). We conducted product demonstrations to show the efficacy of the microbial products in hydrocarbon applications, odor control, waste management, manure and greenwaste conversion to compost, and restaurant and hotel applications. A technical support team consisting of hydrocarbon, sewage and agriculture specialists was hired and trained, a catalogue of products was produced in printed and Internet downloadable form, training courses were developed and given for new users and a sales and marketing training program was developed.

         Our powder blending facility is now complete and our expected production capacity for our microbial blends is 200,000 units per month. We have implemented our in-house fermentation production and processes are increasing capacity to supply sufficient microbes to meet sales projections for fiscal year 2000.

         The Soil Recycling Center business plan has been developed and defined with specific steps for government permitting, environmental approvals, funding and operations. We ran a demonstration center using manure and greenwaste to demonstrate product efficacy, develop operator training techniques, determine Bio-Raptor(TM) operational logistics, manpower requirements, water application and control procedures, and loading, unloading, and land farming and windrow optimization. These results were used in the Signal Hill Petroleum demonstration program that demonstrated bioremediation of heavy crude oil hydrocarbons to non-detectable levels within a six-week time frame.

         We do not have an existing backlog of sales orders and have not generated significant sales or revenues to date related to our microbial technology. Further, there can be no assurance that projected production and sales volumes or sales prices will be achieved.

PLAN OF OPERATIONS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000

         We intend to generate revenue during fiscal year 2000 by focusing on sales of our three product lines, Remediline(TM), Wasteline(TM) and Bi-Agra(TM) and the sale of the BIO-RAPTOR(TM) and related consulting services for microbial application. We plan to sell our products to new and existing end-user prospects, to soil recycling center licensees, and through domestic and foreign distributors. Sales of BIO-RAPTORS(TM) for soil recycling center applications could be limited by land use permit lead times and local permitting for water use, air quality control, and conditional use. We also plan to distribute our product through the retail channel via strategic relationships with existing distributors and joint ventures created for domestic and international business.

         With additional equity capital, we plan to identify profitable candidates for acquisition where the product lines acquired are complimentary or add new distribution channels, and the companies provide synergistic opportunities for economies of scale.

         We intend to raise additional capital to fund operations through September 2000, and anticipate that cash generated from financings and projected revenues will enable us to fulfill cash needs for fiscal year 2000 operations. There can be no assurance that we will be able to raise such funds on terms acceptable to us, if at all, or to generate such revenues. There can be no assurance that we will receive such financing or generate revenues in the time frame anticipated, if at all.

         If we receive sufficient financing or generate significant revenues, then we intend to expand our fermentation capacity and sales and marketing efforts during fiscal year 2000. During the first and second quarters of fiscal year 2000, we are building infrastructure (i.e., personnel, procedures and systems) and establishing initial sales and marketing operations. Research and development costs are projected to be under $1,000,000, which will be associated primarily with specific product case study results for generating sales and marketing collateral material. We plan to increase the number of employees to approximately 50 by the end of the fiscal 2000.

RESULTS OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2000 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 1999

         We had revenues of $13,894 during the six months ended March 31, 2000, as compared to $51,728 of revenues for the same period in fiscal 1999. Revenues for the six months ended March 31, 1999 consisted primarily of bio-remediation of hydro-carbons in contaminated soil for an oil company and sales of microbial blends for grease trap remediation.

         Selling, general and administrative ("SG&A") expenses for first two quarters of fiscal 2000 totaled $1,076,823 compared to $1,161,079 for the same period in fiscal year 1999. SG&A expenses for the first two quarters of fiscal year 2000 consisted of occupancy, payroll, accounting, legal, consulting, and public relations expenses.

         We incurred a net loss of $1,061,547 and had negative cash flows from operations of $1,091,250 for the six months ended March 31, 2000 compared to a net loss of $1,118,516 and negative cash flows from operations of $885,204 for the six months ended March 31, 1999. Basic and diluted net loss per share was $.17 for the six months ended March 31, 2000 compared to $.35 for the six months ended March 31, 1999. The decrease was due to the increase in average shares outstanding of 6,205,704 for the six months ended March 31, 2000 compared to 3,220,511 for the corresponding six months ended March 31, 1999.

         Although the Company is expecting to increase revenues during the last half of fiscal 2000, based on the current financial condition of the Company, additional capital will be required in order for the Company to maintain its ongoing operations. There can be no assurance that we will be able to raise such capital on terms acceptable to us, if at all.

         In order to continue implementing our strategic plan, we are planning on raising up-to an additional $5,000,000 from private placements during the second and third quarters of fiscal 2000. The funds are targeted to expand the fermentation manufacturing operation and the staffing of sales subsidiaries.

LG ENTERPRISES JOINT VENTURE

         In December 1999, we announced that we will establish and operate a jointly-owned company with LG Enterprises and Global Environmental Inc., that will engage in bioremediation businesses and initiatives, including acquiring and bioremediating contaminated properties, establishing and operating soil recycling centers in one or more major U.S. cities, licensing our technology in Mexico and establishing companies in Mexico to engage in bioremediation of Mexican properties.

         The agreement provides that:

         o SSWM will (i) provide the Bio-Raptor(TM) and bioremediation technology, products and services; (ii) manage and operate the soil recycling centers including interacting with various federal, state and local environmental authorities and private environmental companies overseeing and administering clean-up efforts; and (iii) oversee, manage and administer the clean-up of contaminated sites acquired by the joint venture.

         o Global Environmental, Inc. will identify and secure a variety of contaminated sites and properties that have the potential for commercially viable redevelopment.

         o LG Enterprises, an affiliate of LandGrant Corporation which is a full service real estate operating company headquartered in San Diego, California, will assist in the development of a number of projects containing contaminated soil that must be remediated. We believe that LandGrant's financial expertise, developed through our financing of acquisition and construction projects, will benefit us.

MANUFACTURER'S DIRECT SERVICES RETAIL DISTRIBUTION AGREEMENT

         On December 22, 1999, we signed an agreement with Manufacturers' Direct Services, Inc., (MDS) of San Diego, to develop new channels of distribution and market products in the automotive, rail, aviation, marine, trucking, recreational vehicle and sporting goods industries. MDS is a full service, sales and marketing company that specializes in assisting companies seeking sales growth through multiple channels of distribution.

         Under the terms of the agreement, MDS will develop and design retail packaging, wholesale and retail pricing structures, promotional and advertising campaigns, and identify and solicit retailers and oversee distribution. We will provide MDS with product costing and performance information and identify and develop products for retail/consumer use.

LIQUIDITY AND CAPITAL RESOURCES.

         Cash and cash equivalents totaled $ 0.00 and $125,400 at March 31, 2000 and September 30, 1999, respectively. The Company had net bank overdrafts of $25,341 as of March 31, 2000. Net cash used in operations was $1,091,250 for the six months ended March 31, 2000, compared to $885,204 for the comparable period in fiscal 1999.

         During the six months ended March 31, 2000, the Company raised $939,350 net of placement fees of approximately $35,400, from private placements of Series C preferred stock. As of March 31, 2000, the Company has negative working capital of $554,814 as compared to negative working capital of $554,800 as of September 30, 1999. The Company will need to continue to raise funds by various financing methods such as private placements to maintain our operations until such time as cash generated by operations is sufficient to meet our operating and capital requirements. There can be no assurance that we will be able to raise such capital on terms acceptable to us, if at all.

         To date, we have financed our operations principally through private placements of equity securities and debt. Subsequent to March 31, 2000, we have raised approximately $65,000, net of placement fees. We believe that we will have sufficient cash to continue our operations through June 30, 2000, and anticipate that cash generated from anticipated private placements and projected revenues during the third and fourth quarters of fiscal 2000 will enable us to fulfill cash needs for fiscal 2000 and through fiscal 2003 operations.

         In January 2000 we signed a term sheet with Swartz Private Equity, LLC of Atlanta, Georgia for up to a $35 million equity line. The term sheet calls for a private equity line for the purchase of our Common Stock, subject to registration and certain other conditions and limited to a percentage of trading volume. On January 27, 2000, we issued a Warrant to Swartz for the purchase of up to 250,000 shares of Common stock in connection with the proposed equity line. Of the warrants issued, 100,000 shares of Common stock became exercisable upon the end of the final document review period, 75,000 shares became exercisable upon the execution of the equity line documents, and 75,000 shares shall be exercisable upon the earlier of (i) July 10, 2000 or (ii) the date on which the related registration is declared effective. The warrant's exercise price will initially equal the lesser of (i) the lowest closing bid price for the five trading days prior to January 10, 2000, as subject to an exercise price adjustment set forth in the warrant or (ii) the lowest closing bid price for five trading days prior to the date of execution of all of the equity line documents, subject to reset. On March 14, 2000, we entered into an amended and restated Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $35 million from time to time during the three-year period following the effectiveness of this registration statement. Each election by us to sell stock to Swartz is referred to as a put right.

         We will need additional capital to continue our operations and will endeavor to raise funds through the sale of equity shares and revenues from operations. There can be no assurance that we will obtain sufficient capital or generate revenues on acceptable terms, if at all. Failure to obtain such capital or generate such revenues would have an adverse impact on our financial position and results of operations and ability to continue as a going concern.

         During the last half of fiscal 2000, we project expenditures for plant and equipment of approximately $5,000,000 and research and development costs of less than $1,000,000, assuming we raise projected capital. Research and development costs will be associated primarily with Bio-Raptor(TM) configuration for specific applications. We also plan to increase our number of employees to approximately 50 by the end of fiscal year 2000.

         Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including: (i) the rate at which microbial products are shipped and generate profits; (ii) the necessary level of sales and marketing activities for environmental products; and (iii) the level of effort needed to develop additional distribution channels to the point of commercial viability.

         There can be no assurance that additional private or public financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of us. The failure of U.S. Microbics to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

PROPERTIES

         Our subsidiaries lease the following properties: NONE


SELLING SHAREHOLDERS

         The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of April 27, 2000, and as adjusted to give effect to the sale of all of the shares offered hereby. None of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.

                                                                                       Number of Shares Beneficially
                                           Number of Shares                               Owned After Offering(2)
                                         Beneficially Owned                          --------------------------------
                Name                       Before Offering         Number of Shares   Number of Shares    Percentage
----------------------------------    -------------------------    ----------------  ------------------  ------------

Brobeck                                           94,921            0                        0                0
Swartz                                           250,000            Up to 20,000,000(1)      0                0

-----------------------------

(1) Represents the maximum number of shares of common stock that we may sell to Swartz pursuant to the Investment Agreement and upon the exercise by Swartz of options issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.

(2) Assumes that all shares will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

INVESTMENT AGREEMENT

         On March 14, 2000, we entered into an amended and restated Investment Agreement with Swartz. The amended and restated Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $35 million from time to time during the three-year period ending on March 14, 2003. Each election by us to sell stock to Swartz is referred to as a put right.

         PUT RIGHTS. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. We must also give at least 10 but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price for a given put if we choose to designate one, may not exceed 85% of the closing bid price of our common stock on the date on which we give Swartz advance notice of our exercise of a put right. The number of common shares sold to Swartz may not exceed the lesser of 15% of the aggregate daily reported trading volume during a period that begins on the business day immediately following the day we exercise the put right and ends on and includes the day that is 20 business days after the date we exercise the put right, or 9.99% of the total number of shares of common stock that would be outstanding upon completion of the put.

         For each share of common stock, Swartz will pay us the lesser of:

         o  the market price for such share, minus $.10, or
         o  92% of the market price for the share;

provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

         Market price is defined as the lowest closing bid price for the common stock on our principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

         WARRANTS. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 15% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price on the date on which we exercised the put right. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

         LIMITATIONS AND CONDITIONS PRECEDENT TO OUR PUT RIGHTS. Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

         o we have announced or implemented a stock split or combination of our common stock;
         o  we have paid a common stock dividend;
         o  we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
         o  we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of U.S. Microbics.

         SHORT SALES. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

         CANCELLATION OF PUTS. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

         o we discover an undisclosed material fact relevant to Swartz's investment decision;

         o the registration statement registering resales of the common shares becomes ineffective; or

         o  our shares are delisted from the then primary exchange.

         If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

         SHAREHOLDER APPROVAL. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The Nasdaq Small Cap Market or Nasdaq National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

         TERMINATION OF INVESTMENT AGREEMENT. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

         RESTRICTIVE COVENANTS. During the term of the Investment Agreement and for a period of ninety (90) days after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

         RIGHT OF FIRST REFUSAL. Swartz has a right of first refusal, subject to another first refusal obligation for which we are contractually obligated, to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (March 14, 2000) through one
(1) year after the Investment Agreement is terminated.

         SWARTZ'S RIGHT OF INDEMNIFICATION. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

                              PLAN OF DISTRIBUTION

         Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         Swartz may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and any broker-dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

         Because Swartz is deemed to be an "underwriter" within the meaning of
Section 2(a)(11) of the Securities Act, Swartz will be subject to prospectus delivery requirements.

         We have informed Swartz that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

         Swartz also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. Swartz is responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                   MANAGEMENT

         The directors and executive officers of U.S. Microbics and their ages at April 30, 2000 are as follows:

             Name                            Age       Position
             ----                            ---       --------
             Robert C. Brehm                 51        President, Chief Executive Officer and Chairman of the Board
             Mery C. Robinson                43        Chief Operating Officer, Secretary and Director
             Roger K. Knight                 76        Vice President, Director
             Conrad Nagel                    59        Chief Financial Officer
             Steven C. Hopkins               57        Director
             Robert Key                      54        Director


         Our Bylaws provide for a minimum of three directors and a maximum of
11. Each director of U.S. Microbics holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. Each executive officer holds office at the pleasure of the Board of Directors and until his or her successor has been elected and qualified. A brief background of each Director and Executive Officer is provided below:

         ROBERT C. BREHM has served as our Chief Executive Officer, President and Chairman of the Board since July 1997. He also served as our Vice President from November 1996 to January 1997 and as a consultant to U.S. Microbics through Robert C. Brehm Consulting, Inc, an investment banking, investor relations and strategic planning company. From July 1994 through the present, Mr. Brehm has served as the President of Robert C. Brehm Consulting, Inc. From 1991 to 1994, he was the President of Specialty Financing International, Inc., a finance procurement company. Mr. Brehm has owned computer hardware, software, finance and consulting companies. Mr. Brehm has a double engineering degree in electrical engineering and computer science and an MBA in Finance and Accounting from UC Berkeley.

         MERY C. ROBINSON has served as a Director since September 1997 and our Executive Vice President and Secretary since September 1997. Ms. Robinson was appointed Chief Operating Officer on October 1, 1998. Ms. Robinson is the founder of XyclonyX and has served as its President and Chief Executive Officer since August 1997. Ms. Robinson was the President of predecessor corporation Sub-Surface Waste Management from 1992 to 1995 and President of Omega Resources Management from 1995 to 1997. From 1986 to 1992, she served as the Vice President of Finance and Administration of Westside Telephone Systems in Santa Monica, California, a telephone interconnect service and equipment sales company. Ms. Robinson has held various other positions in operating and starting up high-tech engineering and biotech companies. She received her BS in Journalism from California Polytechnic State University, San Luis Obispo, a Masters of Science in Environmental Science/Engineering from California State University, Dominguez Hills, and has and has attended the NFWBO-sponsored/Wharton Graduate School of Business/Entrepreneurial Mini-MBA program.

         ROGER K. KNIGHT has served as a Director since February 1990 and our Vice President-Business Development since July 1997. Mr. Knight has significant experience in identifying business candidates for acquisitions, and served as our President from January 1995 through October 1996. Mr. Knight retired from the U.S. Navy as a Captain in July 1965, and has been involved in retail operations since the mid-1970s.

         CONRAD NAGEL has served as our Chief Financial Officer since July 1998. Mr. Nagel was previously hired as the Chief Financial Officer of Global Venture Funding, Inc. in April 1997, and served U.S. Microbics as a consultant from September 15, 1997 through June 1998. Mr. Nagel has an MS degree in Accounting, Kansas University (1964), a BS degree in Business, University of Kansas (1963) and a CPA since 1966. Mr. Nagel has been associated with SEC work, auditing, and finance operations for the past 30 years including Audit Manager for Touche Ross (now Deloitte & Touche), Vice President of Finance - Decision Incorporated, Internal Audit Manager for Kaiser Aetna, CFO for Calusa Financial Medical, Inc., Vice President of Finance for Medical Capital Corporation and over fifteen years CPA practice specializing in taxation and SEC work.

         STEPHEN C. HOPKINS has served as a director of U.S. Microbics since July 1998. Mr. Hopkins is the President of Hopkins Real Estate Group, Inc., a commercial real estate development company located in Newport Beach, California. Founded in 1972, Mr. Hopkins' company specializes in the acquisition and development of shopping centers in urban landfill and redevelopment areas. He received his BA in Public Service from the University of California, Los Angeles in 1964.

         ROBERT H. KEY is Chairman and Chief Executive Office of Arivest Corporation, a real estate investment and development firm, located in Phoenix, Arizona. Arivest Corporation is the parent corporation of Corporate Realty Advisors, Inc., a commercial real estate brokerage firm. Mr. Key joined Arivest Corporation as president upon its formation in April, 1979. He holds a Bachelor of Science degree from Arizona State University, Tempe, Arizona, (1972) with a major in Business Administration. Mr. Key has been a general partner, real estate broker, consultant or developer of a large number of commercial real estate projects. Directors are elected for a period of one year. Robert H. Key began serving as a director on July 18, 1999.

         To our knowledge, based solely on review of the copies of such reports furnished to us and written representation that no other reports were required, our officers, directors and greater than ten percent (10%) shareholders complied with all applicable Section 16(a) filing requirements, except for: (i) one Form 4s and one Form 5 filed late by Robert C. Brehm, the President, Chief Executive Officer and Chairman of the Board of U.S. Microbics; (ii) one Form 4s and one Form 5 filed late by Mery C. Robinson, the Chief Operating Officer, Secretary and Director of U.S. Microbics; (iii) one Form 4s and one Form 5s filed late by Roger K. Knight, the Vice President and Director of U.S. Microbics; (iv) one Form 4s and one Form 5s filed late by Conrad Nagel, Chief Financial Officer of U.S. Microbics; and (v) one Form 4 and one Form 5 filed late by Steven C. Hopkins, a Director of U.S. Microbics and (vi) one Form 3 and one form 5 by Robert H. Key a director of U.S. Microbics. We have filed all delinquent Forms 3, 4 and 5.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers (as defined below) for the fiscal years ended September 30, 1999, 1998 and 1997. The named executive officers (the "Named Executive Officers") are the Company's Chief Executive Officer, regardless of compensation level, and the other executive officers of the Company who each received in excess of $100,000 in total annual salary and bonus for fiscal year 1999. Compensation is shown in the following table:

                           SUMMARY COMPENSATION TABLE

                                                      Long-term Compensation
                                                      ----------------------
                                                    Annual Compensation                                        Awards
                           -------------------------------------------------------------------   --------------------------------
                                                                                 Securities
Name and Principal                                       Restricted Stock        Underlying        Other Annual       All Other
Position                     Fiscal Year   Salary ($)       Awards ($)        Options/SARS (#)     Compensation     Compensation
-----------------------    -------------- ------------  ------------------  -------------------  ---------------   --------------
Robert C. Brehm(1)              1999           191,166                              1,500,000          --                --
     President                  1998            75,675           90,000(3)            550,000          --                --
                                1997            15,000               --               125,000          --                --

Mery C. Robinson(2)             1999           191,231                              1,500,000          --                --
     Chief Operating            1998            55,000           80,000(4)            550,000          --                --
     Officer                    1997                --               --                    --          --                --


--------------------------------------

(1)      Mr. Brehm's employment with the Company commenced in July 1997.

(2)      Ms. Robinson's employment with the Company commenced in September 1997.

(3) During fiscal year 1998, Mr. Brehm received the following shares as bonus compensation: 2,000 shares of Series D Preferred Stock valued at $5.00 per share in October 1997, 7,000 shares of Series D Preferred Stock valued at $10.00 per share in November 1997, and 500 shares of Series D Preferred Stock valued at $20.00 per share in May 1998. Pursuant to employment contract dated 10/1/98, Mr. Brehm received options to purchase 1,000,000 shares of common stock; as of April 30, 2000, 300,000 shares have vested at total value of $363,000.

(4) During fiscal year 1998, Ms. Robinson received the following shares as bonus compensation: 7,000 shares of Series D Preferred Stock valued at $10.00 per share in November 1997, and 500 shares of Series D Preferred Stock valued at $20.00 per share in May 1998. In addition, on October 19, 1998, the Board of Directors authorized the issuance of an additional 5,000 shares of Series D Preferred Stock to Ms. Robinson as compensation. Pursuant to employment contract dated 10/1/98, Ms. Robinson received options to purchase 1,000,000 shares of common stock; as of April 30, 2000, 300,000 shares have vested at total value of $363,000.

STOCK OPTION GRANTS

The following table shows all individual grants of stock options to the Named Executive Officers during the fiscal year ended September 30, 1999.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       Percent of Total
                                                         Options/SARs
                                                          Granted to
                               Options/SARs              Employees in           Exercise or Base            Expiration
       Name                  Granted (#)(1)             Fiscal Year              Price ($/SH)                 Date
------------------         -----------------------   ----------------------   ------------------------  ------------------
Robert C. Brehm                    500,000                  31.2%                     1.00                   10/19/03
                                 1,000,000                  15.6%                     1.25                   10/01/03
Mery C. Robinson                   500,000                  31.2%                     1.00                   10/19/03
                                 1,000,000                  15.6%                     1.25                   10/01/03

(1) These options are completely vested and may be exercised at any time. Vesting may be accelerated and the options may be re-priced at the discretion of the Board of Directors. In the event of a specified corporate transaction such as a dissolution, merger or other reorganization of the Company in which more than 50% of the Company's stock is exchanged, vesting on such options shall be accelerated unless the surviving corporation assumes the options outstanding, substitutes similar rights for outstanding options or the options shall continue.

OPTION EXERCISES IN SIX MONTHS ENDED MARCH 31, 2000

Set forth below is information with respect to exercises of stock options by the Named Executive Officers during the six months ended March 31, 2000, and the fiscal year-end value of all unexercised stock options held by such persons.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
 VALUES

                                                                   Number of Unexercised                  Value of Unexercised,
                                                                   Options Held At Fiscal                In-the-Money Options At
                                                                       March 31, 2000                      March 31, 2000 ($)
                                                              ----------------------------------   ---------------------------------
                             Shares
                          Acquired On          Value
         Name             Exercise (#)     Realized ($)        Exercisable       Unexercisable       Exercisable      Unexercisable
---------------------  -----------------  ----------------    --------------   -----------------   ----------------  ---------------
Robert C. Brehm               --                --              1,475,000           700,000           $850,000          $525,000

Mery C. Robinson              --                --              1,350,000           700,000           $725,000          $525,000

--------------------------------

(1) Based on the closing price of $2.00 for the shares of Common Stock of the Company traded on the OTC Bulletin Board as of March 31, 2000.


EMPLOYMENT AND CONSULTING AGREEMENTS

Effective October 1, 1998, the Company entered into an employment agreement with Robert C. Brehm, the Company's President and Chief Executive Officer. Mr. Brehm's employment agreement provides for a term of five years, an initial annual base salary of $180,000, salary increases of $30,000 per annum and discretionary incentive bonuses. Pursuant to the employment agreement, the Company granted to Mr. Brehm stock options covering 1,000,000 shares of Common Stock exercisable at $1.25 per share. These stock options will vest in ten equal installments of 100,000 shares commencing on April 1, 1999 and on the first day of each six-month period thereafter. In the event that the ownership or control of the Company is changed with respect to over 30% of the issued and outstanding shares of Common Stock, Mr. Brehm will have the right to exercise 100% of his unvested stock options. All unvested stock options are subject to cancellation by the Company in the event that Mr. Brehm's employment with the Company is terminated at any time prior to the term of the employment agreement.

Effective October 1, 1998, the Company entered into an employment agreement with Mery C. Robinson, the Company's Chief Operating Officer. Ms. Robinson's employment agreement provides for a term of five years, an initial annual base salary of $180,000, salary increases of $30,000 per annum and discretionary incentive bonuses. Pursuant to the employment agreement, the Company granted to Ms. Robinson stock options covering 1,000,000 shares of Common Stock exercisable at $1.25 per share. These stock options will vest in ten equal installments of 100,000 shares commencing on April 1, 1999 and on the first day of each six-month period thereafter. In the event that the ownership or control of the Company is changed with respect to over 30% of the issued and outstanding shares of Common Stock, Ms. Robinson will have the right to exercise 100% of her unvested stock options. All unvested stock options are subject to cancellation by the Company in the event that Ms. Robinson's employment with the Company is terminated at any time prior to the term of the employment agreement.

The Company has entered into consulting agreements for various services, including public relations, marketing, technology transfer and engineering services. The Company typically has compensated its consultants through stock options and share issuances.

COMPENSATION OF DIRECTORS

      MEMBERS OF THE BOARD OF DIRECTORS ARE NOT COMPENSATED FOR SERVING AS
                            DIRECTORS OF THE COMPANY

PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 27, 2000 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) EACH OF THE CHIEF EXECUTIVE OFFICER and the four (4) most highly compensated executive officers who earned in excess of $100,000 for all services in all capacities (collectively, the "NAMED EXECUTIVE OFFICERS") and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable community property laws, and, unless otherwise stated, their address is 5922-B Farnsworth Court, Carlsbad, California 92008.

      Name and Address of Beneficial Owner                      Amount(1)                          Percent
-----------------------------------------------------  ---------------------------------  --------------------------
Robert C. Brehm                                               3,283,612 (2)                        37.54%
President, Chief Executive Officer and
Chairman of the Board


Mery C. Robinson                                              3,175,000 (3)                        35.32%
Chief Operating Officer, Secretary and
Director

                                      -27-

Stephen Hopkins                                                 800,000(4)                         10.08%
Director


Roger K. Knight                                                 634,575(5)                          8.70%
Director


Conrad Nagel                                                    252,860(6)                          3.47%
Chief Financial Officer


Robert Key                                                       65,000(7)                           .90%
Director

All Officers and Directors                                    8,161,047(8)                         70.15%
As a group (6 persons)

Other 5% Shareholders:

Scott Sabins                                                    761,667(9)                          9.98%
514 Avenida La Costa
San Clemente, CA 92672

John Feighner                                                   500,000(10)                         6.55%
P.O. Box 1875
Rancho Santa Fe, CA 92067

--------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or convertible securities exercisable or convertible WITHIN 60 DAYS of January 10, 2000, are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person.

(2) INCLUDES: (i) 250,000 SHARES OF COMMON STOCK OWNED BY ROBERT C. BREHM CONSULTING, INC., OF WHICH ROBERT C. BREHM IS THE PRESIDENT; AND (ii) 1,475,000 SHARES OF COMMON STOCK ISSUABLE UNDER STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF JANUARY 10, 2000.

(3) INCLUDES: (i) 5,000 SHARES OF SERIES D PREFERRED STOCK CONVERTIBLE INTO 500,000 SHARES OF COMMON STOCK; AND (ii) 1,350,000 SHARES ISSUABLE OF COMMON STOCK UNDER STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF January 10, 2000.

(4) INCLUDES: (i) 6,000 SHARES OF SERIES C PREFERRED STOCK CONVERTIBLE INTO 600,000 SHARES OF COMMON STOCK; AND (ii) 300,000 SHARES OF COMMON STOCK ISSUABLE UNDER STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF January 10, 2000.

(5) INCLUDES: (i) 665 SHARES OF SERIES B PREFERRED STOCK CONVERTIBLE INTO 3,325 SHARES OF COMMON STOCK; (ii) 1,250 SHARES OF COMMON STOCK OWNED BY FIRST VENTURE GROUP INC., AN AFFILIATED COMPANY OF ROGER K. KNIGHT; AND (iii) 150,000 SHARES OF COMMON STOCK ISSUABLE UNDER STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF January 10, 2000.

(6) INCLUDES (i) 119 SHARES OF SERIES II PREFERRED STOCK CONVERTIBLE INTO 1,190 SHARES OF COMMON STOCK; (ii) 214 SHARES OF SERIES B PREFERRED STOCK CONVERTIBLE INTO 1,070 SHARES OF COMMON STOCK OWNED BY KATHRINA
         B. NAGEL, WIFE OF CONRAD NAGEL; (iii) 600 SHARES OF COMMON STOCK OWNED BY KATHRINA B. NAGEL; AND (iv) AND 150,000 SHARES OF COMMON STOCK ISSUABLE UNDER STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF January 10, 2000.

(7) Consists of 650 shares of Series C Preferred Stock convertible into 65,000 shares of Common Stock.

(8) Includes 4,495,585 shares issuable under stock options, warrants or convertible securities held by directors and executive officers exercisable or convertible within 60 days of January 10, 2000.

(9) Consists of (i) 6,250 SHARES OF SERIES C PREFERRED STOCK CONVERTIBLE INTO 625,000 SHARES OF COMMON STOCK AND (ii) 166,667 SHARES OF COMMON STOCK ISSUABLE UNDER STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF January 10, 2000.

(10) CONSISTS OF 5,000 SHARES OF SERIES C PREFERRED STOCK CONVERTIBLE INTO 500,000 SHARES OF COMMON STOCK.

(11) INCLUDES 175,000 SHARES OF COMMON STOCK ISSUABLE UNDER STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS OF JANUARY 10, 2000.

DESCRIPTION OF SECURITIES

COMMON STOCK

         Our certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, par value $.0001 per share. Of the 150,000,000 shares of common stock authorized, 7,138,190 shares are issued and outstanding as of March 31, 2000.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. We may not pay any dividends on the common stock until cumulative dividends on the preferred stock have been paid in full. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with this prospectus will be, validly issued, fully paid and non-assessable.

WARRANTS

         There are outstanding warrants to purchase 250,000 shares of our common stock at a price of $2.00 per share. These warrants were issued to Swartz on January 24, 2000 in consideration of Swartz's commitment to enter into the Investment Agreement. The warrants expire on January 24, 2005. The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon by Baker & McKenzie, San Diego, California.

EXPERTS

         The Balance Sheets as of September 30, 1999 and 1998 and the statements of operations, stockholders' (deficit) equity and cash flows for the years ended September 30, 1999 and 1998, included in this prospectus, have been included herein in reliance on the report of Bradshaw, Smith & Co., LLP, independent auditors which includes an explanatory paragraph on our ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding U.S. Microbics and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                      U.S. MICROBICS INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1999
                                    (AUDITED)
                   AND FOR THE SIX MONTHS ENDED MARCH 31, 2000
                                   (UNAUDITED)

                                    CONTENTS

                                                                        PAGE

Independent auditors' report                                             32

Consolidated financial statements:
   Balance sheets                                                        33
   Statements of operations                                              34
   Statements of changes in stockholders' (deficit) equity            35-36
   Statements of cash flows                                              37
   Notes to financial statements                                      38-53

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
U.S. Microbics Inc. and Subsidiaries
Carlsbad, California

                  We have audited the accompanying consolidated balance sheets of U.S. Microbics Inc. and Subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' (deficit) equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Microbics Inc. and Subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered significant recurring losses from operations and has a net stockholders' deficit at September 30, 1999. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bradshaw, Smith & Co., LLP

Las Vegas, Nevada
January 28, 2000
(Except for Note 6 as to which the date is February 4, 2000)

U.S. MICROBICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


                                                                                           September 30,              March 31,
                                                                                       1998            1999             2000
                                                                                   ------------   --------------   --------------
                                                                                                                     (Unaudited)
ASSETS

CURRENT ASSETS:

     Cash and cash equivalents                                                     $    316,600   $      125,400    $          --
     Accounts receivable                                                                     --               --            2,929
     Prepaid expenses and other assets                                                   10,000           22,100           33,185
     Inventories (Note 2)                                                                    --           68,600           72,516
                                                                                   ------------   --------------    -------------
          Total current assets                                                          326,600          216,100          108,630

PROPERTY AND EQUIPMENT  (Note 3)                                                         99,100          239,700          231,382
DEPOSITS (Note 4)                                                                        17,500           27,300           26,110
DEFERRED TAX ASSETS (Note 7)                                                                 --               --               --
                                                                                   ------------   --------------    -------------
         Total assets                                                              $    443,200   $      483,100    $     366,122
                                                                                   ============   ==============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:

     Accounts payable and accrued expenses                                         $    206,300         $766,000         $658,492
     Current portion of obligations under capital lease (Note 5)                             --            4,900            4,952
                                                                                   ------------   --------------    -------------
     Total current liabilities                                                          206,300          770,900          663,444
CAPITAL LEASE OBLIGATION, NET OF CURRENT PORTION (Note 5)                                    --            5,300            3,093
                                                                                   ------------   --------------    -------------
     Total liabilities                                                                  206,300          776,200          666,537
                                                                                   ------------   --------------    -------------


COMMITMENTS AND CONTINGENCIES (Note 10)                                                      --               --               --


STOCKHOLDERS' EQUITY (DEFICIT) (Note 6):

     Convertible preferred stock, $.10 par value; 20,000,000 shares authorized:
          Series II; 500,000 shares authorized; 21,507, 17,163 and 12,608                 2,200            1,700            1,261
            shares issued and outstanding;  aggregate  liquidation  preference of $21,507, $17,163 and $12,608
          Series B; 500,000 shares authorized; 15,915, 13,969 and 8,007                   1,600            1,400              801
            shares issued and outstanding;  aggregate  liquidation  preference of $15,915 , $13,969 and $8,007
          Series C; 500,000 shares authorized; 15,357, 40,110 and 45,227                  1,500            4,000            4,523
            shares issued and outstanding;  aggregate  liquidation  preference of $1,535,700, $4,011,000, $4,522,700
          Series D; 500,000 shares authorized; 20,438, 4,725, 5,525                       2,000              500              553
             shares (no liquidation preference)                                    ------------   --------------    -------------
                                                                                          7,300            7,600            7,138
     Common  stock; $.0001 par value; 150,000,000 shares authorized; 3,447,554,             400              600              714
             6,010,380 and 7,138,190 shares issued and
            outstanding
     Additional paid-in capital                                                       3,068,000        6,212,900        6,810,193
     Stock options and warrants                                                         868,800          963,400        1,526,830
     Treasury stock                                                                          --          (33,300)              --
     Stock subscriptions, notes receivable                                                   --         (804,200)        (943,665)
     Accumulated deficit                                                             (3,707,600)      (6,640,100)      (7,701,625)
                                                                                   ------------   --------------    -------------
                                                                                        236,900         (293,100)        (300,415)
                                                                                   ------------   --------------    -------------
                                                                                   $    443,200   $      483,100    $     366,122
                                                                                   ============   ==============    =============

The Notes to Consolidated Statements are an integral part of these statements.

U.S. MICROBICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  Years Ended                Six Months Ended
                                                                                 September 30,                   March 31,
                                                                             1998             1999          1999           2000
                                                                          -----------     -----------    -----------    -----------
                                                                                                         (Unaudited)    (Unaudited)

REVENUES  (INCLUDING  $50,000 FROM RELATED PARTIES IN 1999,
Note 9)                                                                   $        --     $    66,900    $    51,728    $    13,894

COST OF REVENUES                                                                   --         192,600         17,744         38,638
                                                                          -----------     -----------    -----------    -----------
GROSS (LOSS) PROFIT                                                                --        (125,700)        33,984        (24,744)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                1,378,200       2,775,700      1,161,079      1,076,823
                                                                          -----------     -----------    -----------    -----------
LOSS FROM OPERATIONS                                                       (1,378,200)     (2,901,400)    (1,127,095)    (1,101,567)
                                                                          -----------     -----------    -----------    -----------
OTHER INCOME (EXPENSE):

     Interest income                                                            6,800          72,800          8,579         40,020

     Interest expense                                                         (34,800)         (1,600)            --             --

     Impairment of property and equipment (Note 3)                                 --        (102,300)            --             --
                                                                          -----------     -----------    -----------    -----------
                                                                              (28,000)        (31,100)         8,579         40,020
                                                                          -----------     -----------    -----------    -----------

NET LOSS FROM CONTINUING OPERATIONS BEFORE TAX                             (1,406,200)     (2,932,500)    (1,118,516)    (1,061,547)

PROVISION FOR INCOME TAXES (Note 7)                                                --              --             --             --
                                                                          -----------     -----------    -----------    -----------
NET LOSS FROM CONTINUING OPERATIONS                                        (1,406,200)     (2,932,500)    (1,118,516)    (1,061,547)

DISCONTINUED OPERATIONS (Note 8)

     Loss on disposal of Houston, Texas telecommunication store
     (no income tax benefit)                                                   (5,600)             --             --             --

                                                                          -----------     -----------    -----------    -----------
NET LOSS                                                                  $(1,411,800)    $(2,932,500)   $(1,118,516)   $(1,061,547)
                                                                          ===========     ===========    ===========    ===========

NET LOSS PER COMMON SHARE (BASIC AND DILUTED):

     Net loss from continuing operations                                  $     (0.78)    $     (0.58)   $     (0.35)   $     (0.17)

     Loss on disposal of Houston, Texas telecommunications store                 (NIL)             --             --             --
                                                                          -----------     -----------    -----------    -----------
     Net loss                                                             $     (0.78)    $     (0.58)   $     (0.35)   $     (0.17)
                                                                          ===========     ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                  1,802,481       5,084,676      3,220,511      6,205,704
                                                                          ===========     ===========    ===========    ===========
The Notes to Consolidated Financial Statements are an intergral part of these statements

U.S. MICROBICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY


                                                  Preferred Stock              Common Stock             Additional        Stock
                                                 -------------------        ---------------------        Paid-in       Options and
                                                 Shares       Amount        Shares         Amount        Capital         Warrants
                                                 ------       ------        ------         ------       ----------     -------------
BALANCE, SEPTEMBER 30, 1997                      61,552    $     6,200      1,447,929    $       200    $ 1,928,000    $   187,700
Issuance of stock in exchange for
       extinguishment of debt (Note 6)              920            100             --             --         52,700             --
Conversion of preferred stock (Note 6)          (18,780)        (1,900)     1,526,625            200          1,700             --
Issuance of stock options and warrants in
    exchange for services (Note 6)                   --             --             --             --             --        429,700
Exercise of stock options and warrants
     (Note 6)                                        --             --         30,000             --         31,800        (28,800)
Issuance of stock and stock options  in
private placement (Note 6)                       12,225          1,200             --             --        480,400        298,500
Issuance of stock in exchange for
services (Note 6)                                17,300          1,700        493,000             --        556,100             --
Retirement of treasury stock                         --             --        (50,000)            --         (1,000)            --
Expiration of stock options and warrants
     (Note 6)                                        --             --             --             --         18,300        (18,300)
Net loss for the year                                --             --             --             --             --             --
                                               -------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1998                      73,217          7,300      3,447,554            400      3,068,000        868,800
Conversion of preferred stock (Note 6)          (29,636)        (3,000)     2,387,826            200          2,800             --
Issuance of stock options and warrants in
     exchange for services (Note 6)                  --             --             --             --             --        258,300
Exercise of stock options and warrants
    (Note 6)                                         --             --        170,000             --        368,200       (289,000)
Issuance  of stock and stock  options  in
private placement (Note 6)                       29,597          3,000             --             --      2,417,700        330,000
Issuance of stock in exchange for
    services (Note 6)                             2,789            300          5,000             --        151,500             --
Expiration of stock options and warrants
   (Note 6)                                          --             --             --             --        204,700       (204,700)
Return of shares issued (Note 6)                     --             --             --             --             --             --
Net loss for the year                                --             --             --             --             --             --
                                               -------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1999                      75,967          7,600      6,010,380            600      6,212,900        963,400
Conversion of preferred stock(Note 6)
   (unaudited)                                  (19,870)        (1,989)     1,008,146            101          1,888             --
Issuance of stock options and warrants
   In exchange for services(Note 6)
   (unaudited)                                    5,000            500        105,000             11        175,354             --
Exercise of stock options and warrants
    (Note 6) (unaudited)                             --             --         48,000              5         38,395        (31,200)
Issuance of stock and stock options in
   private placement  (Note 6)
    (unaudited)                                  10,270          1,027             --             --      1,033,971             --
Costs in conjunction with equity offering
    (unaudited)                                      --             --             --             --       (619,368)       594,980
Interest-stock subscription notes
   receivable (unaudited)                            --             --             --             --             --             --
Expiration of stock options and warrants
   (unaudited)                                       --             --             --             --            350           (350)
Retirement of treasury stock (unaudited)             --             --        (33,336)            (3)       (33,297)            --
Net loss for the six month period (unaudited)        --             --             --             --             --             --
                                               -------------------------------------------------------------------------------------
BALANCE, MARCH 31, 2000                          71,367    $     7,138      7,138,190    $       714    $ 6,810,193    $ 1,526,830
                                               =====================================================================================


                                       -35-

                                                                 Stock                             Total
                                                 Treasury     Subscriptions     Accumulated     Stockholders'
                                                   Stock    Notes Receivables     Deficit     (Deficit) Equity
                                                 --------   -----------------   -----------   ----------------
BALANCE, SEPTEMBER 30, 1997                    $   (1,000)               --   $  (2,295,800)       $ (174,700)
Issuance of stock in exchange for
       extinguishment of debt (Note 6)                 --                --              --            52,800
Conversion of preferred stock (Note 6)                 --                --              --                --
Issuance of stock options and warrants in
    exchange for services (Note 6)                     --                --              --           429,700
Exercise of stock options and warrants
     (Note 6)                                          --                --              --             3,000
Issuance  of stock and stock  options  in
private placement (Note 6)                             --                --              --           780,100
Issuance   of  stock  in   exchange   for
services (Note 6)                                      --                --              --           557,800
Retirement of treasury stock                        1,000                --              --                --
Expiration of stock options and warrants
     (Note 6)                                          --                --              --                --
Net loss for the year                                  --                --      (1,411,800)       (1,411,800)
                                               --------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1998                            --                --      (3,707,600)          236,900
Conversion of preferred stock (Note 6)                 --                --              --                --
Issuance of stock options and warrants in
     exchange for services (Note 6)                    --                --              --           258,300
Exercise of stock options and warrants
    (Note 6)                                           --                --              --            79,200
Issuance  of stock and stock  options  in
private placement (Note 6)                             --          (804,200)             --         1,946,500
Issuance   of  stock  in   exchange   for
    services (Note 6)                                  --                --              --           151,800
Expiration of stock options and warrants
   (Note 6)                                            --                --              --                --
Return of shares issued (Note 6)                  (33,300)               --              --           (33,300)
Net loss for the year                                  --                --      (2,932,500)       (2,932,500)
                                               --------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1999                       (33,300)         (804,200)     (6,640,100)         (293,100)
Conversion of preferred stock(Note 6)
   (unaudited)                                         --                --              --                --
Issuance of stock options and warrants
   in exchange for services(Note 6)
   (unaudited)                                         --                --              --           175,865
Exercise of stock options and warrants
    (Note 6) (unaudited)                               --                --              --             7,200
Issuance of stock and stock options in
   private placement  (Note 6) (unaudited)             --           (95,648)             --           939,350
Costs in conjunction with equity offering
   (unaudited)                                         --                --              --           (24,388)
Interest-stock subscription notes
   receivable (unaudited)                                           (43,817)                          (43,817)
Expiration of stock options and warrants
   (unaudited)                                         --                --              --                --
Retirement of treasury stock (unaudited)           33,300                --              --                --
Net loss for the six month period (unaudited)          --                --      (1,061,525)       (1,061,525)
                                               --------------------------------------------------------------
BALANCE, MARCH 31, 2000                        $       --        $ (943,665)   $ (7,701,625)       $ (300,415)
                                               ==============================================================

U.S. MICROBICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Years Ended September 30,   Six Months Ended March 31,
                                                                        1998         1999           1999            2000
                                                                     -----------  -----------    -----------     -----------
                                                                                                 (Unaudited)     (Unaudited)
                                                                                                 -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                             $(1,411,800) $(2,932,500)   $(1,118,516)    $(1,061,547)
Adjustment to reconcile net loss to cash used in operating
   activities:
Depreciation                                                               1,600       39,700         14,376          22,283
Stock, stock options, and warrants in exchange for services              987,500      410,100         87,050          76,900
Impairment of property and equipment                                          --      102,300             --              --
Loss on disposal of discontinued operation                                 5,600           --             --              --
Change in net liabilities of discontinued operation                     (82,500)           --             --              --
Decrease (increase) in:
Accounts receivable                                                           --           --         (3,074)         (2,929)
Prepaid expenses and other assets                                         18,000      (12,100)       (79,249)         (9,895)
Inventories                                                                   --      (68,600)      (139,519)         (3,916)
Deposits                                                                 (17,500)      (9,800)            --              --
Increase (decrease) in:
Accounts payable and accrued liabilities                                 118,000      559,700        353,728        (112,146)
                                                                     -----------  -----------    -----------     -----------
NET CASH USED IN OPERATING ACTIVITIES                                   (381,100)  (1,911,200)      (885,204)     (1,091,250)
                                                                     -----------  -----------    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment                                       (64,500)    (267,700)      (235,213)        (14,000)
                                                                     ------------ -----------    -----------     -----------
NET CASH USED IN INVESTING ACTIVITIES                                    (64,500)    (267,700)      (235,213)        (14,000)
                                                                     -----------  -----------    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

Repayment of obligation under capital lease                                   --       (4,700)            --              --
Repayment of notes payable                                               (22,600)          --             --              --
Issuance of preferred stock and stock options in private
   placements                                                            780,100    1,946,500        808,227         939,350
Cancellation of treasury stock                                                --           --             --          33,300
Exercise of stock options                                                  3,000       45,900         15,250           7,200
                                                                     -----------  -----------    -----------     -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                760,500    1,987,700        823,477         979,850
                                                                     -----------  -----------    -----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     314,900     (191,200)      (296,940)       (125,400)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             1,700      316,600        316,600         125,400
                                                                     -----------  -----------    -----------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $   316,600  $   125,400    $    19,660     $        --
                                                                     ===========  ===========    ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for income taxes                                           $        --  $        --    $        --     $        --
                                                                     ===========  ===========    ===========     ===========
Cash paid for interest                                               $     1,400  $     1,600    $       276     $     3,007
                                                                     ===========  ===========    ===========     ===========
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Property and equipment acquired through capital lease (Note 5)       $        --  $    14,900    $    14,900     $        --
                                                                     ===========  ===========    ===========     ===========
Conversion of preferred stock to common stock (Note 6)               $     1,700  $     2,800    $        --     $        --
                                                                     ===========  ===========    ===========     ===========
Stock issued in exchange for extinguishment of debt (Note 6)         $    52,800  $        --    $        --     $        --
                                                                     ===========  ===========    ===========     ===========


The Notes to Consolidated Financial Statements are an integral part of these statements.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES:

         Organization and basis of presentation:

     The Company was organized December 7, 1984 under the laws of the State of Colorado as Venture Funding Corporation. The Company amended its Articles of Incorporation in June, 1993 changing its name to Global Venture Funding, Inc. The Company amended its Articles of Incorporation in May, 1998 changing its name to U.S. Microbics Inc. (the "Company"). The Company has been engaged in a variety of operations since inception.

     During July, 1997, the Company opened a store in Houston, Texas that was engaged in the business of selling cellular phone products. Effective October 31, 1997, the Company sold this business.

     During August, 1997, the Company acquired the assets of Xyclonyx, a company founded to develop, apply and license patented toxic and hazardous waste treatment and recovery processes as well as to license and apply microbially enhanced oil recovery technologies and products.

     During the year ended September 30, 1998, the Company created four subsidiaries: West Coast Fermentation Center, Sub Surface Waste Management, Inc., Sol Tech Corporation, and Bio-Con Microbes. West Coast Fermentation Center's primary business is to cultivate microbial cultures that are to be sold to other subsidiaries of the Company. Sub Surface Waste Management's business is to assemble and sell products using technology licensed from Xyclonyx. Sol Tech Corporation and Bio-Con Microbes are companies formed to service the sewage treatment and agriculture markets, respectively. All four subsidiaries have entered into technology license agreements with Xyclonyx. These agreements are ten years in length and call for license fees and royalties as specified in the agreement.

       In November, 1998, the Company created a new subsidiary, Applied Microbic Technology, Inc. Applied Microbic Technology's primary business is to license customers to use microbial blends for oil remediation applications.

     The Company has experienced losses from continuing operations of $
       2,932,500 and $1,406,200 for the years ended September 30, 1999 and 1998, respectively. Additionally, the Company had a net stockholder's deficit of $293,100 as of September 30, 1999. The Company is planning on raising additional capital through the issuance of additional stock in a private placement or public offering. The Company is also currently developing business opportunities and operations through its wholly-owned subsidiaries. Based upon the current status of the Company, additional capital will be required in order for the Company to complete any development or to maintain their ongoing operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED):

     Consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

     Discontinued operations:

     On December 30, 1997, the Company formally disposed of its Houston, Texas cellular phone product store. The sale was effective as of October 31, 1997 with the buyer assuming all liabilities for products or services entered into from November 1, 1997 and forward. In accordance with the Financial Accounting Standards Board Emerging Issue Task Force 95-18, when the measurement date for a discontinued operation, as defined in APBO No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" occurs after the balance sheet date but before the financial statements for the prior period have been issued, the estimated loss on disposal should be recognized and the segments operating results should be presented as a discontinued operation in the not yet released financial statements. As such, the estimated loss on disposal was recognized and the operating results were presented as a discontinued operation in the September 30, 1997 financial statements.

     Cash and cash equivalents:

     The Company considers highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

     Inventories:

     Inventories consist of materials and equipment used to make products which treat hazardous waste and are valued at the lower of cost (first-in, first-out) or market.

     Property and equipment:

     Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

     Impairment of long-lived assets:

     Inaccordance with Statement of Financial Accounting Standards No. 121,
       "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), assets are evaluated in making a determination as to whether asset values are impaired. At each year-end, the Company reviews its long-lived assets for impairment based on estimated future nondiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED):

     Income taxes:

     The Company has implemented the provisions on Statement of Financial
       Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

     Net loss per common share:

     The Company computes earnings per share under Financial Accounting Standard
       No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During 2000, 1999 and 1998, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

     Pervasiveness of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair value of financial instruments:

     Based on the borrowing rates currently available to the Company, the carrying value of the obligation under capital lease at September 30, 1999 and March 31, 2000 approximates fair value.

     Comprehensive Income:

     In June, 1997, the Financial Accounting Standards Board issued Financial
       Accounting Standards No. 130 "Reporting Comprehensive Income"(SFAS 130). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not have any items of other comprehensive income and, as such, the adoption of SFAS 130 did not impact reporting in the Company's financial statements.

     Interim Financial Statements:

     The balance sheet as of March 31, 2000 and the related statement of operations, shareholders' equity and cash flows for the six month period ended March 31, 2000 are unaudited. However, in the opinion of management these interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are necessary for the fair presentation of the results for the interim period presented. The results of operations for the unaudited six month period ended March 31, 2000 are not necessarily indicative of the results which may be expected for the entire 2000 fiscal year.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


   2.INVENTORIES:

     Inventories:

     Inventories consisted of the following:                                                       March 31,
                                                                              September 30,          2000
                                                                                 1999             (unaudited)
                                                                             -------------        ----------
     Raw materials (microbial cultures and related items)                         $ 3,600          $ 5,315
     Finished goods (equipment used for soil remediation)                          65,000           67,201
                                                                             -------------------------------
                                                                                  $68,600          $72,516
                                                                             ===============================

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                                                                          March 31,
                                                                September 30,        September 30,         2000
                                                                    1998                 1999            (unaudited)
                                                                ---------------   ------------------   -----------------
     Office furniture and equipment                                 $ 57,400            $128,300          $128,300
     Leasehold improvements                                            7,100              17,700            17,700
     Production equipment                                             36,200             135,000           149,000
                                                                --------------------------------------------------------
                                                                     100,700             281,000           295,000
     Less accumulated depreciation                                    (1,600)            (41,300)          (63,618)
                                                                --------------------------------------------------------

                                                                    $ 99,100            $239,700          $231,382
                                                                ========================================================

     Depreciation expense for the years ended September 30, 1998 and 1999 was $1,600 and $39,700, respectively. Depreciation expense for the six month period ended March 31, 2000 was $22,283.

     The Company periodically reviews the recorded value of its long-lived assets to determine if the future cash flows to be derived from these assets will be sufficient to recover the remaining recorded asset values. In accordance with SFAS 121, during the year ended September 30, 1999, based upon a comprehensive review of the Company's long-lived assets, the Company recorded a charge of $102,300 related to the write-down of a portion of the recorded asset values of the Company's production equipment and leasehold improvements as of September 30, 1999.

4. DEPOSITS:

     Deposits at September 30, 1998 and 1999, and March 31, 2000 consisted of a security deposit on the Company's building lease, a utility company deposit, a state sales and use tax deposit, and a software consulting contract deposit.

5. OBLIGATION UNDER CAPITAL LEASE:

     The Company leases certain production equipment under a capital lease which runs through the year 2001. The asset and liability under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset is amortized over the lower of its related lease term or its estimated productive life. Depreciation of the asset under capital lease is included in depreciation expense for 1999. The implicit interest rate on the capital lease is 10.8 %.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


     The cost and related depreciation of equipment under the capital lease, which is included in the property and equipment referred to in Note 3, are as follows:

                                                                                                             March 31,
                                                                                         September            2000
                                                                                         30, 1999          (unaudited)
                                                                                       --------------     -------------
       Production equipment                                                            $     21,200        $     21,200
       Less accumulated depreciation                                                         (2,300)             (3,800)
                                                                                       ------------        ------------
                                                                                       $     18,900        $     17,400
                                                                                       ============        ============

     At March 31, 2000, the future minimum payments under the capital lease consisted of the following:

       2000                                                                                            $          3,445
       2001                                                                                                       5,800
       2002                                                                                                         400
                                                                                                       -----------------
       Total minimum lease payments                                                                               9,645
       Less amount representing interest                                                                         (1,600)
                                                                                                       -----------------
       Present value of future minimum lease payments                                                             8,045
       Less current portion                                                                                      (4,952)
                                                                                                       -----------------
       Obligations under capital lease, net of current portion                                         $          3,093
                                                                                                       =================

     The interest charged to expense for the capital lease for the year ended
       September 30, 1999 and the six months ended March 31, 2000 was $600 and $200 respectively. The depreciation charged to expense for the capital lease for the year ended September 30, 1999 and the six months ended March 31, 2000 was $2,300 and $1,500 respectively.

6. STOCKHOLDERS'(DEFICIT) EQUITY:

     On August 20, 1997, the Board of Directors authorized a one-for-twenty
       (1:20) reverse stock split of all shares of outstanding common and preferred stock. The effect was a reduction in the number of issued and outstanding common shares from 11,173,898 to 558,695 and preferred shares from 843,599 to 42,180. All references in the accompanying financial statements to the number of common and preferred shares and per share amounts have been restated to reflect the above reverse stock split.

     During 1999, the Company learned that the securities laws in the state of Colorado required that the reverse stock split had to be put to a stockholder vote for approval. The Company filed a proxy statement and scheduled a specific meeting of stockholders for February 4, 2000 to vote on the reverse stock split. The reverse stock split was approved by the stockholders during the meeting on February 4, 2000.

     Preferred stock:

     The Company's preferred stock may be divided into such series as may be established by the Board of Directors. The Board of Directors may fix and determine the relative rights and preferences of the shares of any series established. All convertible preferred shares are noncumulative, nonparticipating and do not carry any voting privileges.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS

6. STOCKHOLDERS'(DEFICIT) EQUITY (CONTINUED):

     Preferred stock (continued):

     In October, 1991, the Board of Directors authorized the issuance of 500,000 shares of Series II Convertible Preferred Stock. Each share of Series II preferred stock is entitled to preference upon liquidation of $1.00 per share for any unconverted shares. Each Series II preferred share may be converted to common stock after a specified holding period as follows: after one year, two shares of common stock; after two years, five shares of common stock; after three years, ten shares of common stock. In November, 1996, the Board of Directors changed the conversion schedule as follows: commencing January 1, 1997, each shareholder shall be entitled to convert an initial amount of 250 shares to 2,500 shares of common stock. The shareholder shall be entitled to convert the balance of their Series II Preferred shares in increments of 475 shares during each six-month period thereafter beginning July 1, 1997.

     In March, 1992, the Board of Directors authorized the issuance of 500,000 shares of Series B Convertible Preferred Stock. Each share of Series B preferred stock is entitled to preference upon liquidation of $1.00 per share for any unconverted shares. Each Series B preferred share may be converted to common stock after a specified holding period as follows: after one year, two shares of common stock; after two years, five shares of common stock. In November, 1996, the Board of Directors changed the conversion schedule as follows: Commencing January 1, 1997, each shareholder shall be entitled to convert an initial amount of 250 shares to 1,250 shares of common stock. The shareholder shall be entitled to convert the balance of their Series B Preferred shares in increments of 475 shares during each six-month period thereafter beginning July 1, 1997.

     In June, 1992, the Board of Directors authorized the issuance of 50,000 shares of Series C Convertible Preferred Stock. Each share of Series C preferred stock is entitled to preference upon liquidation of $100 per share for any unconverted shares, and the liquidation preference is junior only to that of all previously issued preferred shares. Each Series C preferred share may be converted to 100 shares of common stock after a specified holding period of one year.

     In June, 1992, the Board of Directors authorized the issuance of 50,000 shares of Series D Convertible Preferred Stock. The Series D preferred stock carries no liquidation preferences. Each Series D preferred share may be converted to 100 shares of common stock after a specified holding period of one year. The Series D preferred stock is also subject to forfeiture at any time prior to conversion if the recipient thereof fails or refuses to perform such reasonable duties as may be assigned to them from time to time by the Board of Directors. The Series D preferred stock may not be sold, transferred, or conveyed to any other person and is subject to redemption at a price of $.001 per share in the event of death, disability, or incompetency of the original holder or the attempted transfer or conveyance of the shares to any other person.

     The Company has reserved 17,500,000 shares of its $.0001 par value common stock for conversion of preferred stock issuances. As of March 31, 2000, there were 12,608 shares of Series II preferred stock, 8,007 shares of Series B preferred stock, 45,227 shares of Series C preferred stock, and 5,525 shares of Series D preferred stock issued and outstanding. Conversion of all issued and outstanding convertible preferred stock to common stock would result in an additional 5,241,315 shares of common stock.

     Preferred stock transactions:

       All valuations of preferred stock issued for services were based upon the value the services performed or the value of the preferred stock, whichever was more reliably measurable. If the value of the preferred stock was used, it was based upon the closing price of the Company's common stock on the date of the agreement. This amount was then multiplied by the applicable conversion rate and then discounted by management. These discounts are based upon the restrictive nature of the stock, block size and other factors.

     Preferred stock transactions during the six months ended March 31, 2000:

     In November of 1999 the Company issued 5,000 shares of series D preferred stock to the Chief Operating

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS

6. STOCKHOLDERS'(DEFICIT) EQUITY (CONTINUED):

     Preferred stock (continued):

       officer in exchange for services which were provided in the year ended September 30, 1998. This transaction was valued at approximately $20.00 a share.

     During the six months ended March 31, 2000, certain stockholders exercised their preferred stock conversion rights and the Company issued 1,008,146, shares of common stock in exchange for cancellation of 4,554 shares of series II preferred stock, 5,962 shares of series B preferred stock, 5,154 shares of series C preferred stock and 4,200 shares of series D preferred stock. Throughout the interim period ended March 31, 2000, the Company sold 10,270 shares of series C preferred stock pursuant to a private placement offering as provided under regulation D of the Securities Act of 1933 related to transactions not involving a public offering. The net proceeds to the Company after issuing costs of $35,400 was $939,350.

     Preferred stock transactions during the year ended September 30, 1999:

     During December, 1998, the Company issued 500 shares of Series D preferred stock to the President of the company, 500 shares of Series D preferred stock to the Chief Operating Officer of the Company and 200 shares of Series D preferred stock to the Vice-President of the Company in lieu of cash salary payments. All transactions were valued at approximately $20 per share.

     During March, 1999, the Company issued 1,589 shares of Series C preferred stock to consultants for services. All exchanges were valued at approximately $75 per share.

     Throughout the year ended September 30, 1999, certain stockholders exercised their preferred stock conversion rights and the Company issued 2,387,826 shares of common stock in exchange for cancellation of 4,344 shares of Series II preferred stock, 1,946 shares of Series B preferred stock, 6,433 shares of Series C preferred stock, and 16,913 shares of Series D preferred stock.

     Throughout the year ended September 30, 1999, the Company sold 29,597 shares of Series C preferred stock pursuant to a private placement offering as provided under regulation D of the Securities Act of 1933 related to transactions not involving a public offering. The net proceeds to the Company after issuing costs of $206,800 was $ 1,946,500. Of these sales, 7,950 shares of Series C preferred stock were sold subject to stock subscriptions notes receivable. The notes are short term in nature, bear interest at 10 percent per annum, and are collateralized by the stock. The Company is currently holding these stock certificates and will release them upon payment of the notes.

     Preferred stock transactions during the year ended September 30, 1998:

     During October, 1997, the Company issued 2,000 shares of Series D preferred stock to the President of the Company in lieu of a cash salary payment and 100 shares of Series D preferred stock to a consultant for services. All exchanges were valued at approximately $5 per share.

     During November, 1997, the Company issued 7,000 shares of Series D preferred stock to the President of the Company and 7,000 shares of Series D preferred stock to the Chief Operating Officer of the Company in lieu of cash salary payments. All transactions were valued at approximately $10 per share.

     During December, 1997, the Company issued 920 shares of Series C preferred stock to various creditors in exchange for debt owed by the Company in the amount of $52,800. All exchanges were valued at approximately $57 per share.

     Preferred stock transactions during the year ended September 30, 1998

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS

6. STOCKHOLDERS'(DEFICIT) EQUITY (CONTINUED):

     Preferred stock (continued):

     During May, 1998, the Company issued 500 shares of Series D preferred stock to the President of the Company, 500 shares of Series D preferred stock to the Chief Operating Officer of the Company, and 200 shares of Series D preferred stock to the Vice President of the Company in lieu of cash salary payments. All transactions were valued at approximately $20 per share.

     Throughout the year ended September 30, 1998, certain stockholders exercised their preferred stock conversion rights and the Company issued 1,526,625 shares of common stock in exchange for cancellation of 1,012 shares of Series II preferred stock, 2,740 shares of Series B preferred stock, 1,028 shares of Series C preferred stock, and 14,000 shares of Series D preferred stock.

    Throughout the year ended September 30, 1998, the Company sold 12,225 shares of Series C preferred stock pursuant to a private placement offering as permitted under Regulation D of the Securities Act of 1933 related to transactions not involving a public offering. The net proceeds to the Company after issuing costs of $104,600 was $780,100. In conjunction with a 5,000 shares issuance of Series C preferred stock to an individual, an option to purchase 300,000 shares of common stock at prices ranging from $2.00 to $2.50 per share was granted to this individual. This individual is now on the Company's Board of Directors.

     Common stock transactions:

       All valuations of common stock issued for services were based upon the closing price of the Company's common stock on the date of the agreement. In the event restricted common stock was issued, the value of the service was based upon the value of the services performed or the value of the restricted common stock, whichever was more reliably measurable. If the value of the restricted common stock was used, a discount was applied by management. These discounts are based upon the restrictive nature of the stock, block size, and other factors.

     Common stock transactions during the interim period ended March 31, 2000:

     During February and March of 2000 the Company issued 105,000 shares of common stock in exchange for various services. These exchanges were valued from $.65 to $2.38 per share.

     Common stock transactions during the year ended September 30, 1999:

     During November, 1998, the Company issued 5,000 shares of common stock in exchange for various services. The exchanges were valued at approximately $1.00 per share.

       Common stock transactions during the year ended September 30, 1998:

     During December, 1997, the Company issued 320,000 shares of common stock in exchange for various services. The exchanges were valued at approximately $.38 to $1.32 per share.

     During April, 1998, the Company issued 23,000 shares of common stock in exchange for various services. The exchanges were valued at approximately $.75 to $1 per share.

     In July, 1998, the Company issued 150,000 shares of common stock in exchange for various services. The exchanges were valued at approximately $1.25 per share.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS

6. STOCKHOLDERS'(DEFICIT) EQUITY (CONTINUED):
   Treasury stock:

     At September 30, 1999 the Company was holding 33,336 shares of common stock in treasury awaiting return to the transfer agent. The stock was returned to the Company by a consultant who failed to completely perform the agreed services. The shares are valued at $1 per share.

     Stock options and warrants:

     The Company issued options and warrants during the years ended September
       30, 1999 and 1998 and for the six months ended March 31, 2000 for consulting services, fees in connection with obtaining financing, and various other services.

     Stock options and warrants summary information:

     Activity of options and warrants granted is as follows:

                                                                                     Options and Warrants Outstanding
                                                                                   ------------------------------------
                                                                                                           Weighted
                                                                                                           Average
                                                                                       Shares           Exercise Price
                                                                                   ---------------     ----------------
       Balance, September 30, 1997                                                         270,500     $           3.55
       Granted                                                                           2,523,000                 2.63
       Exercised                                                                           (30,000)                0.10
       Expired                                                                             (38,150)                0.43
                                                                                   ---------------     ----------------
       Balance September 30, 1998                                                        2,725,350     $           2.78
       Granted                                                                           3,575,000                 1.34
       Exercised                                                                          (150,000)                0.28
       Expired                                                                            (589,350)                2.46
                                                                                   ---------------     ----------------
       Balance September 30, 1999                                                        5,561,000     $           2.37
       Granted (unaudited)                                                                 250,000                 2.00
       Exercised (unaudited)                                                               (48,000)                 .15
       Expired (unaudited)                                                                  (5,000)               20.00
                                                                                   ---------------     ----------------
       Balance March 31, 2000 (unaudited)                                                5,758,000                 2.35
                                                                                   ---------------     ----------------
       Exercisable, March 31, 2000 (unaudited)                                           4,358,000     $           2.84
                                                                                   ===============     ================


       The following is a summary of options and warrants outstanding at March 31, 2000 (unaudited):

                          Options and Warrants Outstanding                           Options and Warrants Exercisable
       -----------------------------------------------------------------------     -------------------------------------
                                                 Weighted
                                                 Average
                                                Remaining         Weighted                                  Weighted
        Range of Exercise       Number         Contractual        Average                                   Average
             Prices          Outstanding       Life (Years)    Exercise Price       Number Exercisable   Exercise Price
       ------------------------------------- ----------------- ---------------     -------------------   ---------------
       $               1-5        5,650,000              3.94            2.20               4,250,000              2.65

                        10          103,000              3.97           10.00                 103,000             10.00
                        20            5,000              2.00           20.00                   5,000             20.00
                           ----------------  ----------------  --------------      ------------------  ----------------
                                  5,758,000              3.94  $         2.35               4,358,000  $           2.84
                           ================  ================  ==============      ==================  ================

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS

     Options and warrants granted during the year ended September 30, 1999 consisted of 3,100,000 to officers and directors, 250,000 in conjunction with a private placement offering and 225,000 to consultants for services.

     The Company accounts for stock compensation under the provisions of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". SFAS 123 provides that companies may elect to account for employee stock options using a fair value-based method or continue to apply the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25").

     Under the fair value-based method prescribed by SFAS 123, all employee stock option grants are considered compensatory. Compensation cost is measured at the date of grant based on the estimated fair value of the options determined using an option pricing model. The model takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the stock, expected dividends on the stock and the risk-free interest rate over the expected life of the option. Under APB 25, generally only stock options that have intrinsic value at the date of grant are considered compensatory. Intrinsic value represents the excess, if any, of the market price of the stock at the grant date over the exercise price of the options.

     As permitted by SFAS 123, the Company accounts for these employee stock options under APB 25, under which no compensation cost has been recognized because the exercise price of the options was equal to or exceeded the market price of the stock on the date of grant.

     The following table discloses the Company's proforma net loss per share assuming compensation cost for employee stock options had been determined using the fair value-based method prescribed by SFAS 123:

                                                                                     Year Ended             Six Months
                                                                                    September 30,         Ended March 31,
                                                                                        1999                  2000
                                                                                                           (unaudited)
                                                                                  ---------------       ----------------
         Net loss:
         As reported                                                              $    (2,932,500)       $   (1,061,525)
         Pro forma                                                                     (4,194,500)           (1,182,525)
         Net loss per common share (basic and diluted):
         As reported                                                              $         (0.58)       $        (0.17)
         Pro forma                                                                          (0.83)                (0.19)

     The fair value of each option and warrant is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value:

                                                                                        Sept. 30,         Sept. 30,       March 31,
                                                                                          1998              1999            2000
                                                                                                                         (unaudited)
                                                                                  --------------------------------------------------

         Expected stock price volatility                                                   243.08%           99.69%         194.42%
         Expected option/warrant lives                                                   1-5 years        1-5 years       1-5 years
         Expected dividend yields                                                              --               --              --
         Risk-free interest rates                                                     4.70 - 5.72%      4.52 -5.94%            6.6%
         Weighted average fair value of options/warrants granted                             0.51             1.10            2.00

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS

7. INCOME TAXES:

     The benefit for income taxes from continuing operations is different than the amount computed by applying the statutory federal income tax rate to net loss before taxes. A reconciliation of income tax benefit follows:

                                                                                 Sept. 30,       Sept. 30,       March 31,
                                                                                   1998             1999           2000
                                                                                                                (unaudited)
                                                                             ---------------   ------------   --------------
     Computed tax benefit at federal statutory rate                          $       480,000   $    977,100   $      361,000
     Equity issuances for services                                                  (122,000)       (60,000)              --
     Change in valuation allowance                                                  (358,000)      (917,100)        (361,000)
                                                                             ---------------   ------------   --------------
                                                                             $            --   $         --   $           --
                                                                             ===============   ============   ==============

                       The provision for federal and state income taxes consisted of the following:

                                                                                                                 March 31,
                                                                                   1998            1999            2000
                                                                                                                (unaudited)
                                                                             ---------------  -------------   --------------
     Current                                                                 $            --   $         --               --
     Deferred                                                                             --             --               --
                                                                             ---------------   ------------   --------------
                                                                             $            --   $         --   $           --
                                                                             ===============   ============   ==============

                                                                                                                 March 31,
                                                                                   1998            1999            2000
                                                                                                                (unaudited)
                                                                             ---------------  -------------   --------------
     The deferred tax asset consisted of the following:

     Net operating loss carryforwards                                        $  1,046,300      $  1,985,300   $    2,346,300
     Valuation allowance                                                       (1,046,300)       (1,985,300)      (2,346,300)
                                                                             ---------------   ------------   --------------
     Net deferred tax asset                                                  $            --   $         --   $           --
                                                                             ===============   ============   ==============

     At September 30, 1999 the Company has net operating loss carryforwards
       ("NOL's") for federal income tax reporting purposes of approximately $5,839,300. The NOL's expire at various times through 2014.

     Included in the above NOL's are net operating loss carryforwards which may be subject to substantial limitations in accordance with various provisions of the Internal Revenue Code. The Company has not yet determined the amount and nature of these limitations.

8. DISCONTINUED OPERATIONS:

     On October 31, 1997, the Company adopted a formal plan to sell its Houston, Texas cellular phone products store. The sale was effective as of October 31, 1997 with the buyer assuming all liabilities for products or services entered into from November 1, 1997 forward. The assets of this operation consisted of inventories, deposits and leasehold improvements.

     For the year ended September 30, 1997, the Company estimated a loss on disposal of the discontinued operation of $42,220 (no income tax benefit) which included a provision for expected operating losses of $11,900 (no income tax benefit) during the phase-out period. The actual loss on the disposal of the assets exceeded the estimate by $5,600 (no income tax benefit). Accordingly, the accompanying statement of operations for the year ended September 30, 1998 includes an additional loss of $5,600.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS

   DISCONTINUED OPERATIONS (CONTINUED):

     Net sales of the discontinued operation were $23,200 for the one month ended October 31, 1997. This amount is not included in sales in the accompanying statement of operations for this period.

     The disposal was completed upon the asset and liability exchange and the exchange of 80,000 shares of the Company's common stock in December, 1998.

9. RELATED PARTY TRANSACTIONS:

     Revenues:

     Included in the consolidated statement of operations is $50,000 in sales to two members of the Company's Board of Directors. The sales are in the form of license agreements whereby the licensee acquired the right to use the Company's products and trademarks for use with their customers. The licenses are five years in duration and require royalty payments to the Company based upon gross sales.

     Office space and computer usage:

     During the year ended September 30, 1998, the Company was provided office space and computer usage at a cost of $9,500 to the Company by the President of the Company.

     Legal fees:

     Certain stockholders of the Company are affiliated with firms who currently provide or have provided legal services to the Company in prior years. During the years ended September 30, 1999 and 1998, fees and other expenses charged by these firms totaled approximately $ 5,700 and $24,400, respectively. As of September 30, 1999 and 1998, amounts due these firms totaled $ 0 and $400, respectively.

     Preferred Stock Conversions:

     The President, Chief Operating Officer and Chief Financial Officer of the
       Company each converted 1,000 shares of series D preferred stock into 100,000 shares of common stock during November of 1999. A director also converted 200 shares of series D preferred stock into 20,000 shares of common stock.

10.  COMMITMENTS AND CONTINGENCIES:

       Employment agreements:

    On October 1, 1998, the Company entered into employment agreements with its President and Chief Operating Officer. Both of the new agreements are for five years and provide for minimum salary levels, incentive bonuses, and specified benefits. Additionally, the President and Chief Operating Officer each received options to purchase 1,000,000 shares of common stock at a price of $1.25 per share as part of their employment agreements. These options vest over a five year period. The aggregate commitment for future salaries, excluding bonuses and benefits, from these employment agreements is $2,040,000 as of September 30, 1999.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS

     Technology license agreement:

     Xyclonyx, a wholly-owned subsidiary of the Company, has a technology license agreement with three individuals including the Chief Operating Officer of the Company. The agreement is for seventeen years or the life of the patents, which ever is greater, and specifies royalties in the amount of six percent of gross revenues subject to certain adjustments as specified in the agreement.

     Litigation:

     In March 1999, the Company was served with a stockholder derivative lawsuit titled Merriam v. U.S. Microbics, et al. This lawsuit alleges, among other things, that certain stock was improperly issued to the President of the Company and to certain consultants for services. The Company has formed a special independent committee of the Board of Directors to investigate these claims. The Company has engaged outside legal counsel to represent it in this matter and intends to vigorously defend this action. Although management believes the lawsuit to be without merit, an unfavorable ruling would have a material adverse impact on the Company's financial position and results of operations.

     In December, 1999, the Company was served with a lawsuit by one of its suppliers for nonpayment of various purchases.

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED):

     Purchase commitment:

     During the year ended September 30, 1999, the Company entered into an agreement with a supplier to purchase certain inventories at a total cost of $194,000. The Company made deposits totaling $29,400. The Company has not completed the purchase transaction and the supplier has sued the Company for performance under the purchase agreement.

     Building lease:

     During the year ended September 30, 1999, the Company began leasing office and warehouse space under an operating lease expiring in August, 2003. The Company has an option to extend the lease for five more years if it so desires. Minimum future rental payments under this lease for each of the next five years is as follows:

            Year Ending
           September 30,
         -----------------
                2000 ...........................................   $192,000
                2001 ...........................................    199,300
                2002 ...........................................    207,700
                2003 ...........................................    197,500
                                                                   --------
                                                                   $796,500
                                                                   ========

     Rent expense totaled $ 217,700 during the year ended September 30, 1999, and $110,200 for the six months ended March 31, 2000.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


11.  SUBSEQUENT EVENTS:

     Private placement:

   During the period from April 1, 2000 to April 26, 2000, the Company raised approximately $65,000 after issuing costs, pursuant to a private placement offering as permitted under Regulation D of the Securities Act of 1933 related to transactions not involving a public offering.

U.S. MICROBICS INC. AND SUBSIDIARIES

FOR THE YEARS ENDED SEPTEMBER 30, 1998, AND 1999 FOR THE SIX MONTHS ENDED MARCH 31, 2000 INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 22, 1999, the Company dismissed Bradshaw, Smith & Co. as its independent certifying accountants, and engaged Arthur Andersen LLP as its independent certified accountants. On November 21, 1999, the Company dismissed Arthur Andersen, LLP and re-engaged Bradshaw, Smith & Co., LLP as its independent certified accountants. Neither change was made because of any disagreements with either firm.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

                                                                  AMOUNT

               SEC filing fee.................................  $  9,240
               Blue sky fees and expenses.....................     2,000
               Legal fees.....................................    20,000
               Accounting fees and expenses...................     8,000
               Miscellaneous..................................     2,500
                                                                --------
                            Total.............................  $ 41,740

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Private placement:

   During the period from April 1, 2000 to April 26, 2000, the Company raised approximately $65,000 after issuing costs, pursuant to a private placement offering as permitted under Regulation D of the Securities Act of 1933 related to transactions not involving a public offering.

ITEM 27.  EXHIBITS


            Financial Statements included in body of this prospectus.

ITEM 28.  UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes that it will:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)      The undersigned registrant hereby undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Ft. Lauderdale, Florida on September 22, 1999.

                                      U.S. MICROBICS INC.



                                      By:  /s/ Robert C. Brehm
                                           -------------------------------------
                                           Robert C. Brehm, President and
                                           Chief Executive Officer